Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CISCO SYSTEMS, INC.,

BARCELONA ACQUISITION CORP.

AND

STARENT NETWORKS, CORP.

October 12, 2009

i

EXHIBITS

Exhibit A	—	Form of Voting Agreement and Irrevocable Proxy
Exhibit B	—	Form of Certificate of Merger

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 12, 2009 (the “Agreement Date”), by and among Cisco Systems, Inc., a California corporation (“Parent”), Barcelona Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Sub”), and Starent Networks, Corp., a Delaware corporation (the “Company”).

RECITALS

A. The Boards of Directors of the Company, Parent and Sub have determined that it is advisable and in the best interests of the stockholders of their respective companies that Sub merge with and into the Company (the “Merger”), with the Company to survive the Merger and to become a wholly-owned subsidiary of Parent, on the terms and subject to the conditions set forth in this Agreement, and, in furtherance thereof, have approved and declared advisable the Merger, this Agreement and the other transactions contemplated by this Agreement.

B. The Company, Parent and Sub desire to make certain representations, warranties, covenants and other agreements in connection with the Merger as set forth herein.

C. Concurrently with the execution of this Agreement and as a material inducement to the willingness of Parent to enter into this Agreement, certain stockholders of the Company are entering into voting agreements and irrevocable proxies in substantially the form attached hereto as Exhibit A (the “Voting Agreements”).

D. Concurrently with the execution of this Agreement, certain employees of the Company are entering into employment agreements, and related Ancillary Agreements (as defined below) (collectively, the “Employment Offer Documents”), in each case to become effective upon the Closing.

E. Concurrently with the execution of this Agreement, certain employees of the Company are entering into Non-Competition Agreements, in each case to become effective upon the Closing.

F. Concurrently with the execution of this Agreement, certain employees of the Company are entering into Equity Agreements with the Company for the benefit of Parent, in each case to become effective upon the Closing.

G. Concurrently with the execution of this Agreement, certain employees of the Company are entering into Benefits Waivers, in each case to become effective upon the Closing.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated below.

“2000 Plan Awards” shall mean Company Options or Company RSUs under the Company’s 2000 Stock Incentive Plan.

“2007 Plan Awards” shall mean Company Options or Company RSUs under the Company’s 2007 Stock Incentive Plan.

“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

“Ancillary Agreements” shall mean non-competition agreements, proprietary information and inventions agreements, transfer technology assessment agreements, arbitration agreements, conflicts of interest agreements, and benefit waivers, each to be entered into with Parent.,

“Business” shall mean the business of the Company and its Subsidiaries as currently conducted and/or as currently proposed to be conducted by the Company or any Subsidiary, including the design, development, manufacturing, reproduction, branding, marketing, advertising, promotion, licensing, sale, offer for sale, importation, distribution, provision and/or use of any and all Company Products in any and every territory of the world.

“Business Day” shall mean a day (i) other than Saturday or Sunday, and (ii) on which commercial banks are open for business in San Francisco, California.

“Cash Out Amount” shall mean (i) with respect to a Company Option to purchase Company Common Stock, an amount of cash, without interest, equal to the product of (A) the number of shares of Company Common Stock subject to such Company Option multiplied by (B) the Per-Share Cash Amount less the exercise price per share of such Company Option in effect immediately prior to the Effective Time, and (ii) with respect to a Company RSU to acquire Company Common Stock, an amount of cash, without interest, equal to the product of (A) the number of shares of Company Common Stock issuable upon settlement of Company Common Stock subject to such Company RSU as of immediately prior to the Effective Time multiplied by (B) the Per-Share Cash Amount. If the exercise price per share of a Company Option is equal to or greater than the Per-Share Cash Amount, the Cash Out Amount for such Company Option shall be zero.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Board” shall mean the Board of Directors of the Company.

“Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” shall mean the common stock, par value $0.001 per share, of the Company.

“Company Options” shall mean options to purchase shares of Company Common Stock.

“Company Option Plans” shall mean the stock option plans, programs, agreements or arrangements of the Company, collectively and as amended, including the Company’s 2000 Stock Incentive Plan and 2007 Stock Incentive Plan.

“Company Preferred Stock” shall mean the preferred stock of the Company.

“Company RSUs” shall mean restricted stock purchase rights, restricted stock units or restricted stock bonuses granted under the Company Option Plans.

“Continuing Employees” shall mean the employees of the Company or its Subsidiaries who remain employees of the Surviving Corporation or its Subsidiaries or become employees of Parent or its subsidiaries as of the Effective Time.

“Contract” shall mean any legally-binding written, oral or other agreement, contract, subcontract, lease, obligation, promise, instrument, indenture, mortgage, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the Agreement Date or as may hereafter be in effect.

“Debt” shall mean the outstanding amount of (i) indebtedness for borrowed money, (ii) amounts owing as deferred purchase price for the purchase of any property, (iii) indebtedness evidenced by any bond, debenture, note, mortgage, indenture, letter of credit or other debt instrument or debt security, (iv) accounts payable to trade creditors and other accrued expenses, in each case not arising in the Ordinary Course of

Business, (v) amounts owing under any capitalized or synthetic leases, (vi) obligations secured by any Encumbrances, (vii) commitments or obligations to assure a Person against loss (including contingent reimbursement obligations under letters of credit), and (viii) guarantees with respect to any indebtedness or obligation of a type described in clauses (i) through (vii) above of any Person, of the Company and the Subsidiaries.

“Delaware Law” shall mean the General Corporation Law of the State of Delaware, as amended.

“Dissenting Shares” shall mean any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights shall have been perfected in accordance with Delaware Law in connection with the Merger.

“Dissenting Stockholder” shall mean any stockholder of the Company exercising appraisal rights pursuant to Delaware Law in connection with the Merger.

“Encumbrance” shall mean, with respect to any asset or security, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset or security (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, (iii) the use of any asset, and (iv) the possession, exercise or transfer of any other attribute of ownership of any asset).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“GAAP” shall mean United States generally accepted accounting principles applied on a consistent basis.

“Governmental Entity” shall mean any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority.

“Group” shall have the definition ascribed to such term under Section 13(d) of the Exchange Act.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“knowledge” shall mean, with respect to the Company, the knowledge of any individual set forth on Schedule 1.1 of the Company Disclosure Letter with respect to a fact, circumstance, event or other matter after reasonable inquiry, including reasonable inquiry of such individual’s files and records.

“Legal Requirements” shall mean with respect to any Person, any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, permit, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any orders, writs, injunctions, awards, judgments and decrees applicable to such Person or its subsidiaries, their business or any of their respective assets or properties.

“made available” shall mean, with respect to any statement in this Agreement or the Company Disclosure Letter to the effect that any information, document or other material has been “made available” to Parent or its representatives, that such information, document or material was: (i) made available for review by Parent or its representatives in the virtual data room managed by the Company in connection with this Agreement at least 24 hours prior to the time of execution of this Agreement; or (ii) actually delivered (whether by physical or electronic delivery) to or otherwise in the possession of Parent or its representatives at least 24 hours prior to the time of execution of this Agreement.

“Material Adverse Effect” shall mean with respect to any entity, any change, event, violation, inaccuracy, occurrence, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether or not such Effect constitutes a breach of the representations or warranties made by such entity in this Agreement, is, or is reasonably likely to, (i) have a material adverse effect on the condition (financial or otherwise), assets (including intangible assets), business, operations or results of operations of such entity and its subsidiaries, taken as a whole or (ii) materially impede or delay such entity’s ability to consummate the transactions contemplated by this Agreement in accordance with its terms and applicable Legal Requirements, except to the extent that any such Effect is proximately caused by: (A) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally (provided that such conditions or changes do not affect such entity disproportionately as compared to other companies that operate in such entity’s industries in such affected geography); (B) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world (provided that such conditions or changes do not affect such entity disproportionately as compared to other companies that operate in such entity’s industries in such affected geography); (C) conditions (or changes in such conditions) in the industries in which the entity and its subsidiaries conduct business (provided that such conditions or changes do not affect such entity disproportionately as compared to other companies that operate in such affected industries); (D) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world (provided that such conditions, changes or acts do not affect such entity disproportionately as compared to other companies that operate in such entity’s industries in such affected geography); (E) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world (provided that such events do not affect such entity disproportionately as compared to other companies that operate in such entity’s industries in such affected geography); (F) changes in the Company’s relationships or prospective relationships with current or potential customers, suppliers or business partners as a result of the entering into, announcement or pendency of the transactions contemplated hereby; (G) with respect to the Company, any actions taken or failure to take action, in each case, which Parent has expressly in writing approved, consented to or requested; (H) changes in such entity’s stock price or the trading volume of such entity’s stock, or any failure by such entity to meet any published financial analysts’ estimates or expectations of such entity’s revenue, earnings or other financial performance or results of operations for any period, or any failure by such entity to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying Effects that may have caused such changes or failures unless such Effects would otherwise be excepted from this definition); (I) any legal proceedings commenced or threatened by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company that assert allegations of a breach of fiduciary duty or violations of securities laws relating to this Agreement or the transactions contemplated by this Agreement; or (J) changes in any applicable Legal Requirement (or the interpretation thereof by a Governmental Entity of competent authority with respect to such entity) or changes in GAAP or other accounting standards (or the interpretation thereof by the PCAOB, independent auditors or similar competent authority with respect to such entity) (provided that such changes or interpretations do not affect such entity disproportionately as compared to other companies that operate in such entity’s industries that are subject to such authority).

“Option Exchange Ratio” shall mean the quotient obtained by dividing the Per-Share Cash Amount by the Parent Stock Price.

“Ordinary Course of Business” shall mean the ordinary course of business consistent in all material respects with past practice.

“Parent Common Stock” shall mean the common stock, par value $0.001 per share, of Parent.

“Parent Stock Price” shall mean the average of the closing sale prices for a share of Parent Common Stock as quoted on the NASDAQ Global Select Market for the ten consecutive trading days ending with the third trading day that precedes the Closing Date (as defined in Section 1.3).

“Permitted Encumbrance” shall mean (i) liens for Taxes or other impositions imposed by any Governmental Entity not yet due and payable or being contested in good faith, provided that adequate reserves (as determined in accordance with GAAP) have been set aside for payment thereof, (ii) statutory liens which are incurred in the Ordinary Course of Business for sums which are not yet due and payable or being contested in good faith, provided adequate reserves (as determined in accordance with GAAP) have been set aside for the payment thereof, (iii) liens arising in the Ordinary Course of Business and securing obligations not yet due and payable, (iv) easements, rights-of-way, restrictions and other similar charges or non-monetary Encumbrances which do not materially and adversely impair the current use, occupancy or business operations of such properties, (v) Encumbrances arising under any lease, sublease or other occupancy agreement of any property, or (vi) liens securing Debt reflected on the Company Balance Sheet.

“Per-Share Cash Amount” shall mean $35.00 per share of Company Common Stock.

“Person” shall mean any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Entity.

“Repurchase Rights” shall mean outstanding rights to repurchase unvested shares of Company Capital Stock that are held by the Company or similar restrictions in the Company’s favor with respect to shares of Company Capital Stock.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Subsidiary” shall mean any corporation, association, business entity, partnership, joint venture, limited liability company or other Person of which the Company, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (i) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such Person, or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.

“Tax” (and, with correlative meaning, “Taxes”, “Taxable” and “Taxing”) shall mean (i) any income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge in the nature of a tax, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express obligation to assume such Taxes or to indemnify any other Person.

“Tax Return” shall mean any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) required to be filed with respect to Taxes.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 1.1 shall have the meanings assigned to such terms in this Agreement.

1.2 The Merger. At the Effective Time (as defined in Section 1.4), on the terms and subject to the conditions set forth in this Agreement, the Certificate of Merger in substantially the form attached hereto as Exhibit B (the “Certificate of Merger”) (which shall include the form of certificate of incorporation of the Surviving

Corporation), and the applicable provisions of Delaware Law, Sub shall merge with and into the Company, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

1.3 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at a time and date to be specified by the parties which will be no later than the second Business Day after the satisfaction or waiver of each of the conditions set forth in Article VI (excluding conditions that by their terms are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions) or at such other time as the parties hereto agree in writing. The Closing shall take place at the offices of Fenwick & West LLP, Silicon Valley Center, 801 California Street, Mountain View, California, or at such other location as the parties hereto agree in writing. The date on which the Closing occurs is herein referred to as the “Closing Date.”

1.4 Effective Time. At the Closing, after the satisfaction or waiver in writing of each of the conditions set forth in Article VI, Sub and the Company shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of acceptance by the Secretary of State of the State of Delaware of such filing or such later time as may be agreed to by Parent and the Company and specified in the Certificate of Merger being referred to herein as the “Effective Time”).

1.5 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company shall become debts, liabilities and duties of the Surviving Corporation.

1.6 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended to read as set forth in Attachment A to the Certificate of Merger until thereafter amended as provided by Delaware Law and such Certificate of Incorporation.

(b) At the Effective Time, the Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by Delaware Law, the Certificate of Incorporation of the Surviving Corporation, and such Bylaws.

1.7 Directors and Officers. At the Effective Time, the directors and officers of Sub, as constituted immediately prior to the Effective Time, shall be the directors and officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

1.8 Effect on Capital Stock.

(a) On the terms and subject to the conditions set forth in this Agreement, and without any action on the part of any holder of Company Capital Stock:

(i) At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares cancelled pursuant to Section 1.8(b)) shall be converted into the right to receive, subject to and in accordance with Section 1.10(c), an amount of cash equal to the Per-Share Cash Amount, without interest. As of the Effective Time, all such shares of Company Common Stock shall automatically be cancelled and no longer be deemed outstanding, and the holders thereof shall not have any rights with respect thereto, except the right to receive the Per-Share Cash Amount, without interest, upon surrender of Certificates (as defined in Section 1.10) in accordance with Section 1.10.

(ii) At the Effective Time, each share of capital stock of Sub that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without further action on the part of the sole stockholder of Sub, be converted into and become one share of common stock of the Surviving Corporation (and the shares of common stock of the Surviving Corporation into which the shares of Sub capital stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time). The certificate evidencing ownership of shares of Sub common stock will evidence ownership of the same number of shares of common stock of the Surviving Corporation.

(b) Cancellation of Company Capital Stock Owned by the Company and Parent. At the Effective Time, all shares of Company Capital Stock that are owned by the Company as treasury stock immediately prior to the Effective Time, and each share of Company Capital Stock owned by Parent or any direct or indirect wholly-owned Subsidiary of the Company or subsidiary of Parent immediately prior to the Effective Time, shall be cancelled and extinguished without any conversion thereof.

(c) Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock or Parent Common Stock occurring after the Agreement Date and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

(d) Appraisal Rights. Notwithstanding anything contained herein to the contrary, if any stockholder of the Company that is entitled to appraisal rights demands to be paid the “fair value” of such holder’s shares of Company Capital Stock and complies with all conditions and obligations necessary to perfect appraisal rights in accordance with Delaware Law, each Dissenting Share held by such stockholder will not be converted into the right to the cash amounts set forth in Section 1.8(a), but shall be entitled only to such rights as are granted by Delaware Law to a holder of Dissenting Shares except as provided in this Section 1.8(d). The Company shall give Parent (i) prompt notice of any such demands received by the Company, including any stockholder’ s notice of their intent to demand payment pursuant to Delaware Law that the Company receives prior to the Company Stockholders Meeting, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands under Delaware Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares. If, after the Effective Time, any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to seek appraisal rights, the Dissenting Shares held by such stockholder shall immediately be converted into the right to receive the cash payable pursuant to Section 1.8(a) in respect of such shares as if such shares never had been Dissenting Shares, and Parent shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 1.10(c), following the satisfaction of the applicable conditions set forth in Section 1.10(c), the amount of cash to which such holder would be entitled in respect thereof under Section 1.8(a) as if such shares never had been Dissenting Shares (and all such cash shall be deemed for all purposes of this Agreement to have become deliverable to such holder pursuant to Section 1.8(a)).

1.9 Unvested Company Shares; Company Options; Company RSUs.

(a) Unvested Company Shares. The payout of cash pursuant to clause (i) of Section 1.8(a) in exchange for Company Common Stock that immediately prior to the Effective Time was restricted, not fully vested or subject to Repurchase Rights (“Unvested Company Shares”) shall be subject to the same restrictions, vesting arrangements or Repurchase Rights that were applicable to such Unvested Company Shares immediately prior to or at the Effective Time. Therefore, cash otherwise payable pursuant to Section 1.8(a)(i) in exchange for each share of Company Common Stock that immediately prior to the Effective Time was restricted or not fully vested (“Unvested Cash”) shall not be payable by Parent at the Effective Time, and shall instead be paid out by Parent on the date that such share of Company Common Stock would have become vested under the vesting schedule in place for such share immediately prior to or at the Effective Time (subject to the conditions and other terms of such vesting schedule, any applicable employment, change in control or retention plan or agreement (as modified or superseded by any Equity Agreement and/or Benefits Waiver), and provided that if such conditions and terms are not satisfied and vesting ceases to continue at any point after the Effective Time, no cash payments shall be made, except the repurchase price described below, with respect to the unvested shares of Company Common Stock). Parent shall make, or in its discretion shall cause a paying agent authorized by Parent to administer such payments on Parent’s behalf to make, all such required payments to holders of Unvested Cash no later than the 15th day of the calendar month immediately following the calendar month in which such Unvested Cash would have become vested under the original vesting schedule. All amounts payable pursuant to this Section 1.9(a) shall be subject to any required withholding of Taxes and shall be paid without interest. A portion of such newly vested cash so distributed will be treated as imputed interest to the extent required under the Code and the regulations promulgated thereunder. All outstanding Repurchase Rights with respect to Unvested Company Shares that the Company may hold immediately prior to the Effective Time shall be assigned to Parent in the Merger and shall thereafter be exercisable by Parent upon the same terms and subject to the same conditions that were in effect immediately prior to the Effective Time (including those under any applicable employment, change in control or retention plan or agreement (as modified or superseded by any Equity Agreement and/or Benefits Waiver)), except that Repurchase Rights may be exercised by Parent retaining the Unvested Cash into which such Unvested Company Shares have been converted and paying to the former holder thereof the repurchase price in effect immediately prior to the Effective Time for each such share subject to that Repurchase Right. Following the Effective Time, no Unvested Cash, or right thereto, may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law), by any Person, other than Parent, or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of such Person, prior to the distribution to such Person of such Unvested Cash in accordance with this Agreement.

(b) Company Options and Company RSUs held by Continuing Employees or as 2000 Plan Awards. At the Effective Time, each Company Option held by a Continuing Employee and any other Company Options that are 2000 Plan Awards that are unexpired, unexercised and outstanding immediately prior to the Effective Time (each, a “Rollover Option”), and each Company RSU held by a Continuing Employee and any other Company RSUs that are 2000 Plan Awards that are outstanding immediately prior to the Effective Time (each, a “Rollover RSU”), shall on the terms and subject to the conditions set forth in this Agreement (including Section 1.9(d)) be assumed and converted by Parent in accordance with Section 5.11.

(c) 2007 Plan Awards Held by Persons Other than Continuing Employees. Parent will not assume any 2007 Plan Awards held by Persons who are not Continuing Employees. At the Effective Time, each vested 2007 Plan Award held by a Person that is not a Continuing Employee shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof, subject to and in accordance with Section 1.10, be converted into and represent the right to receive the Cash Out Amount from Parent for such Company Option or Company RSU; provided, however, that the Surviving Corporation and Parent shall be entitled to deduct and withhold from the Cash Out Amount the amount of withholding for Taxes required to be deducted and withheld as a result of the transactions contemplated hereby. The Cash Out Amount payable to each Person covered by this Section 1.9(c) hereunder shall be rounded to the nearest cent and computed after aggregating cash amounts for all Company Options or Company RSUs represented by a particular grant held by such non-Continuing Employee. Promptly following the Effective Time, Parent shall cause the payment to each Person that is not a Continuing Employee but holds a 2007 Plan Award of an amount equal to the Cash Out Amount with respect to each such Company Option and Company RSU. At the Effective Time, each 2007 Plan Award that is held by a Person covered by this Section 1.9(c) will, by virtue of the Merger and without any further action on the part of any holder thereof, be cancelled and extinguished.

(d) Reserved but Unissued Shares. At the Effective Time, the Specified Target Plan (as defined in Section 5.11(e)) and all shares of Company Common Stock then reserved and available for issuance under the Specified Target Plan shall be assumed by Parent in accordance with Section 5.11(e).

1.10 Surrender of Certificates.

(a) Exchange Agent. Parent’s transfer agent, Computershare Investor Services, shall act as exchange agent (the “Exchange Agent”) in the Merger.

(b) Parent to Deposit Cash. At or promptly following the Effective Time, Parent shall, or shall cause a direct or indirect subsidiary of Parent to, deposit with the Exchange Agent for exchange in accordance with this Article I the cash payable pursuant to Sections 1.8(a) and 1.9(c).

(c) Exchange Procedures. Promptly following the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates (“Certificates”) and each holder of record of uncertificated shares of Company Common Stock represented by book-entry shares (“Uncertificated Shares”) which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock, (i) a letter of transmittal (that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Parent may reasonably specify), and (ii) instructions for use of such letter of transmittal in effecting surrender of Certificates or Uncertificated Shares in exchange for the cash payable pursuant to Section 1.8(a). Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, or upon receipt by the Exchange Agent of an appropriate agent’s message in the case of book-entry transfer of Uncertificated Shares, each holder of such Certificate or Uncertificated Shares shall be entitled to receive in exchange therefor a check for the cash amount that such holder has the right to receive pursuant to Section 1.8(a) in respect of such Certificate or Uncertificated Shares, and the Certificate or Uncertificated Shares so surrendered shall forthwith be cancelled. Until so surrendered, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive cash pursuant to Section 1.8(a), except as provided in Section 1.8(d).

(d) No Interest. No interest will be paid or accrued on any cash payable pursuant to Section 1.8(a) or Section 1.9(a).

(e) Transfers of Ownership. If any cash amount payable pursuant to Section 1.8(a) is to be paid to a Person other than the Person to which the Certificate or Uncertificated Shares surrendered in exchange therefor is registered, it shall be a condition of the payment thereof that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the payment of cash in any name other than that of the registered holder of the Certificate or Uncertificated Shares surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

(f) No Liability. Notwithstanding anything to the contrary in this Section 1.10, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement.

(g) Unclaimed Cash. Any portion of funds held by the Exchange Agent which have not been delivered to any holders of Certificates or Uncertificated Shares pursuant to this Article I within six months after the Effective Time shall promptly be paid to Parent, and thereafter each holder of a Certificate or Uncertificated Shares who has not theretofore complied with the exchange procedures set forth in and contemplated by Section 1.10(c) shall look only to Parent (subject to abandoned property, escheat and similar laws) for its claim, only as a general unsecured creditor thereof, to the cash payable to such holder pursuant to

Section 1.8(a). Notwithstanding anything to the contrary contained herein, if any Certificate or Uncertificated Shares have not been surrendered prior to the fifth anniversary of the Effective Time (or immediately prior to such earlier date on which the merger consideration contemplated by Section 1.8(a) in respect of such Certificate or Uncertificated Shares would otherwise escheat to or become the property of any Governmental Entity), any amounts payable in respect of such Certificate or Uncertificated Shares shall, to the extent permitted by applicable Legal Requirements, become the property of Parent, free and clear of all claims or interests of any Person previously entitled thereto.

1.11 No Further Ownership Rights in Company Capital Stock. All cash paid or payable following the surrender for exchange of shares of Company Capital Stock in accordance with the terms of this Agreement shall be so paid or payable in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or Uncertificated Shares are presented to the Surviving Corporation for any reason, such Certificate or Uncertificated Shares shall be cancelled and exchanged as provided in this Article I.

1.12 Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such Certificate, following the making of an affidavit of that fact by the record holder thereof, such cash as may be required pursuant to Section 1.8(a) in respect of such Certificate; provided, however, that Parent or the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the record holder of such Certificate to deliver a bond in such reasonable amount as Parent or the Exchange Agent may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation, the Exchange Agent and/or any of their respective representatives or agents with respect to such Certificate.

1.13 Withholding Rights. The Surviving Corporation shall be entitled to deduct and withhold from the cash otherwise deliverable under this Agreement, from shares deliverable upon exercise of Rollover Options and settlement of Rollover RSUs assumed by Parent pursuant to this Agreement, and from any other payments otherwise required pursuant to this Agreement, to any holder of any shares of Company Capital Stock, any Company Options, any Company RSUs or any Certificates or Uncertificated Shares such amounts as the Surviving Corporation, Parent or the Exchange Agent is required to deduct and withhold with respect to any such deliveries and payments under the Code, any provision of state, local, provincial or foreign Legal Requirements. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such holders in respect of which such deduction and withholding was made.

1.14 Tax Consequences. Parent makes no representations or warranties to the Company or to any holder of Company Capital Stock, Company Options or Company RSUs regarding the Tax treatment of the Merger, or any Tax consequences to the Company or any such holder of this Agreement, the Merger, or any of the other transactions or agreements contemplated hereby.

1.15 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, except to the extent inconsistent with this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the disclosure letter of the Company delivered to Parent and Sub concurrently with the parties’ execution of this Agreement (the “Company Disclosure Letter”) (each of which exceptions, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article II to which it relates (unless and to the extent the relevance of such disclosure to other representations and warranties is reasonably apparent from the actual text of the disclosed exception, in which event such disclosed exception shall be deemed so applicable to such other representations and warranties)), the Company represents and warrants to Parent and Sub as follows:

2.1 Organization, Standing and Power; Subsidiaries.

(a) Each of the Company and each Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (except in the case of good standing, any jurisdiction that does not recognize such concept) and has the requisite corporate or other power to own its properties and to conduct its business as now being conducted and as currently proposed by it to be conducted (without regard to the Merger) and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to have a Material Adverse Effect on the Company.

(b) The Company has made available to Parent a correct and complete copy of the Certificate of Incorporation and Bylaws or other equivalent organizational documents, as applicable, of the Company and each Subsidiary, in each case as amended to date. Neither the Company nor any Subsidiary is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents. Schedule 2.1 to the Company Disclosure Letter sets forth a correct and complete list as of the Agreement Date of the Subsidiaries of the Company and their respective jurisdictions of organization. Each of the Subsidiaries was formed by the Company. All of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid and nonassessable (in any jurisdiction that recognizes such concepts), are owned by the Company or another Subsidiary free and clear of all Encumbrances other than Permitted Encumbrances (other than shares owned by directors of a Subsidiary consistent with applicable Legal Requirements, which to the knowledge of the Company are owned by such directors free and clear of all Encumbrances other than Permitted Encumbrances), and are not subject to any preemptive right or right of first refusal, other than in favor of the Company or a Subsidiary, created by statute, the Certificate of Incorporation and Bylaws or other equivalent organizational documents, as applicable, of such Subsidiary or any Contract to which the Company or such Subsidiary is a party or by which it is bound. There are no outstanding subscriptions, options, warrants, “put” or “call” rights, exchangeable or convertible securities or other Contracts of any character relating to the issued or unissued capital stock or other securities of any Subsidiary, or otherwise obligating the Company or any Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire or sell any such securities. Other than the Subsidiaries, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any Person. There are no outstanding obligations of the Company or any of its Subsidiaries under any Contract to which it is a party or by which it is otherwise bound to make any loan to, or any equity or other investment (in the form of a capital contribution or otherwise) in any other Person (other than the Company or a Subsidiary) in an amount in excess of $250,000 in respect of any single Person.

(c) The Company has made available to Parent or its counsel correct and complete copies of the minute books containing records of all proceedings, consents, actions and meetings of the Company Board, committees of the Company Board and stockholders of the Company for the period from since the effective date of the registration statement for the Company’s initial public offering (the “Effective Date”) through the Agreement Date, which minute books of the Company so made available contain accurate summaries of all meetings of, or actions by written consent by, directors and stockholders of the Company, except in each case for (i) records that may discuss the Merger and other strategic alternatives and (ii) draft minutes pending approval by the Company Board or a committee of the Company Board. The Company has made available to Parent or its counsel correct and complete copies of the charters of all committees of the Company Board and all codes of conduct, whistleblower policies, disclosure committee policy or similar policies adopted by the Company Board, as in effect on the Agreement Date unless the same are contained in unredacted exhibits to the Company SEC Reports.

2.2 Capital Structure.

(a) The authorized capital stock of the Company consists solely of (i) 250,000,000 shares of Company Common Stock, and (ii) 5,000,000 shares of Company Preferred Stock. A total of 72,015,949 shares of Company Common Stock are issued and outstanding as of October 9, 2009. No shares of Company Preferred Stock are issued and outstanding. The Company has not designated, authorized, or issued any other shares of capital stock. The Company holds no shares of Company Common Stock in its treasury as of the Agreement Date. All issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of all Encumbrances, preemptive rights, rights of first refusal and “put” or “call” rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound. As of the Agreement Date, the Company has reserved 24,991,850 shares of Company Common Stock for issuance to employees, non-employee directors and consultants pursuant to the Company Option Plans, of which 13,267,548 shares have been issued pursuant to option exercises, RSU settlements or direct stock grants or purchases, 9,317,930 shares are subject to outstanding and unexercised Company Options, 1,006,463 shares are subject to outstanding and unvested Company RSUs, and 1,399,909 shares remain available for issuance thereunder. The Company has granted no Company Options or Company RSUs other than pursuant to the Company Option Plans. As of the Agreement Date, except for (i) the Company’s right to repurchase any unvested shares of Company Common Stock under the Company Option Plans, (ii) Company Options listed on Schedule 2.2(b)-2 of the Company Disclosure Letter, and (iii) Company RSUs listed on Schedule 2.2(b)-4 of the Company Disclosure Letter, there are no options, warrants, calls, rights or Contracts of any character to which the Company is a party or by which it is bound obligating the Company to grant, issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of any capital stock of the Company, any options or warrants to purchase capital stock of the Company, or any Company Voting Debt. There is no liability for dividends accrued and unpaid by the Company or any Subsidiary.

(b) Schedule 2.2(b)-1 of the Company Disclosure Letter sets forth a correct and complete list as of the Agreement Date of all holders of any Unvested Company Shares, including the number and kind of shares of Company Capital Stock unvested as of the date of this Agreement, the purchase price paid per share, the vesting schedule (and the terms of any acceleration thereof) in effect for such Unvested Company Shares, the repurchase price payable per unvested share and the length of the repurchase period following the holder’s termination of service. Schedule 2.2(b)-2 of the Company Disclosure Letter sets forth a correct and complete list as of the Agreement Date of all holders of outstanding Company Options, whether or not granted under the Company Option Plans, including the number of shares of Company Common Stock subject to each such option, the date of grant, the exercise or vesting schedule, including the vesting commencement date (and the terms of any acceleration thereof), the extent exercisable or issued as of the Agreement Date, the exercise price per share, the Tax status of such option under Section 409A and Section 422 of the Code and the term of each such option. In addition, Schedule 2.2(b)-3 of the Company Disclosure Letter (which Schedule shall be a subset of Schedule 2.2(b)-2) sets forth a correct and complete list as of the Agreement Date of all holders of outstanding Company Options that are held by Persons that are not employees of the Company or any Subsidiary (including non-employee directors, consultants, advisory board members, vendors, service providers or other similar persons). In addition, Schedule 2.2(b)-4 of the Company Disclosure Letter sets forth a correct and complete list as of the Agreement Date of all holders of Company RSUs including the number of shares of Company Common Stock remaining subject to issuance under such Company RSUs, and the vesting schedule (and the terms of any acceleration thereof) (and none of such Company RSUs have an applicable exercise price per share). All issued and outstanding shares of Company Capital Stock and all outstanding Company Options and Company RSUs were issued, and all repurchases of Company securities were made, in material compliance with all applicable Legal Requirements, including federal and state securities laws and all requirements set forth in applicable Contracts. All shares that may be issued upon the exercise of Company Options or under Company RSUs will, when issued, be validly issued in material compliance with all applicable Legal Requirements, including federal and state securities laws and all requirements set forth in applicable Contracts. The Company is not under any obligation to register under the Securities Act any of the presently outstanding securities of the Company or any Subsidiary now outstanding or that may be subsequently issued.

(c) No Debt of the Company or any Subsidiary (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company (collectively, “Company Voting Debt”), is issued or outstanding as of the Agreement Date. Schedule 2.2(c) to the Company Disclosure Letter accurately lists as of the Agreement Date all Debt of the Company and its Subsidiaries representing outstanding obligations in excess of $1,000,000 in the aggregate, including, for each item of Debt, the agreement governing the Debt and the interest rate, maturity date and any assets or properties securing such Debt. All Debt may be prepaid at the Closing without penalty under the terms of the agreements governing such Debt.

(d) Except as expressly provided for in this Agreement, there are no Contracts relating to voting, purchase or sale of any Company Capital Stock between or among the Company and any of its securityholders, other than written Contracts granting the Company the right to purchase unvested shares upon termination of employment or service. The terms of each of the Company Option Plans and the applicable stock option agreements and restricted stock unit award agreements permit the assumption by Parent of all outstanding Company Options and Company RSUs, whether vested or unvested, as provided in this Agreement, without the consent or approval of the holders of such securities, the Company stockholders, or otherwise. Schedule 2.2(d) to the Company Disclosure Letter sets forth a true, complete and accurate summary as of the Agreement Date of the terms of any accelerated vesting or exercisability of any Company Options or of any Company RSUs, or any accelerated vesting or lapse of the Repurchase Rights with respect to shares of Company Capital Stock that are subject to Repurchase Rights, or any change in the price, exercise period, or other modifications in the terms of any Company Option, call, or other right, either in connection with the Merger or any other transaction contemplated by this Agreement or upon termination of employment or service with the Company or any Subsidiary, or with Parent or any subsidiary, following the Merger or otherwise. Correct and complete copies of each of the Company Option Plans and the standard form of all agreements and instruments relating to or issued under each Company Option Plan and all agreements and instruments relating to or issued under the Company Option Plans, Company Options or Company RSUs that differ in any material respect from such standard form agreements have been made available to Parent, and such agreements and instruments have not been amended, modified or supplemented since being made available to Parent, and there are no agreements, understandings or commitments to amend, modify or supplement such agreements or instruments in any case from those made available to Parent.

2.3 Authority; Noncontravention.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Company Stockholder Approval (defined below), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and, subject to the Company’s Stockholder Approval being obtained, the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution, and delivery thereof by each of the other parties hereto, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (ii) Legal Requirements governing specific performance, injunctive relief and other equitable remedies. The Company Board, by resolutions duly adopted (and not thereafter modified or rescinded except as otherwise permitted by Section 5.3(d)-(e)) by the unanimous vote of the full Company Board, has (i) approved and adopted this Agreement and the Merger, (ii) determined that this Agreement and the terms and conditions of the Merger and this Agreement are fair to, advisable and in the best interests of the Company and its stockholders, and (iii) directed that the adoption of this Agreement be submitted to the Company stockholders for consideration and recommended that all of the Company stockholders adopt this Agreement. Subject to the accuracy of the representation set forth in Section 3.4 hereof, the affirmative vote of the holders of a majority of all shares of Company Common Stock issued and outstanding on the record date set for the meeting of the Company’s stockholders to adopt this Agreement (such approval, the “Company Stockholder Approval,” and such stockholders’ meeting, the “Company Stockholders Meeting”) is the only vote of the holders of capital stock of the Company necessary to adopt this Agreement and approve the Merger under applicable Legal Requirements, the rules and regulations of The NASDAQ Stock Market and the Company’s Certificate of Incorporation and Bylaws.

(b) The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, (i) result in the creation of any Encumbrance on any of the material properties or assets of the Company or any Subsidiary, or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the Certificate of Incorporation or Bylaws or other equivalent organizational documents of the Company or any Subsidiary, in each case as amended to date, (B) subject to obtaining the Company Stockholder Approval and compliance with the requirements set forth in Section 2.3(c), any Legal Requirement applicable to the Company or any Subsidiary or any of their respective properties or assets, or (C) any Material Contract (as defined in Section 2.18), other than, in the case of (B) and (C) above, such conflicts, violations, defaults, Encumbrances, terminations, cancellations, accelerations, losses, consents, approvals or waivers as would not be material to the Company and its Subsidiaries, taken as a whole.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company or any Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, as provided in Section 1.4, (ii) such filings as may be required under the HSR Act and any applicable foreign Antitrust Law (as defined in Section 5.6), (iii) the filing of the Proxy Statement (as defined in Section 2.21) with the SEC and such reports and filings as may be required under the Exchange Act and the rules and regulations thereunder, (iv) such other filings and notifications as may be required under federal, state or foreign securities laws or the rules and regulations of The NASDAQ Stock Market, and (v) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole or prevent, materially alter or materially delay any of the transactions contemplated by this Agreement.

(d) Subject to the accuracy of the representation set forth in Section 3.4 hereof, the approval of this Agreement and the transactions contemplated hereby by the Company Board referred to in Section 2.3(a) constitute all of the approvals that are necessary to render inapplicable to this Agreement and the Merger the restrictions on “business combinations” with “interested stockholders” (each as defined in Section 203 of Delaware Law) set forth in Section 203 of Delaware Law and represent the only actions necessary to ensure that Section 203 of Delaware Law does not and will not apply to the execution, delivery, or performance of this Agreement or the consummation of the Merger. No other state takeover or other similar statute or regulation is applicable to this Agreement or the Merger that would interfere with the consummation of the Merger.

2.4 SEC Filings; Company Financial Statements.

(a) The Company has filed on a timely basis all forms, statements, schedules, reports and documents (including items incorporated by reference) required to be filed or furnished by the Company with the SEC since the Effective Date. All such required forms, statements, schedules, reports and documents (including those that Company may file subsequent to the Agreement Date) are referred to herein as the “Company SEC Reports.” As of their respective filing dates, the Company SEC Reports (i) complied, or will comply when filed, with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the Agreement Date, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the Agreement Date by a subsequently filed Company SEC Report. None of the Subsidiaries is currently required to file any forms, reports or other documents with the SEC under the Exchange Act.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the “Financial Statements”), including each Company SEC Report filed after the Agreement Date until the Closing, at the time filed (i) complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates therein indicated and the consolidated results of the Company’s and its Subsidiaries’ operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end audit adjustments. The unaudited consolidated balance sheet of the Company as of June 30, 2009 (the “Company Balance Sheet Date”) contained in the Company SEC Reports is hereinafter referred to as the “Company Balance Sheet.” Except as disclosed in the Financial Statements (for the avoidance of doubt excluding any risk factors or forward-looking statements contained therein), since the Company Balance Sheet Date, neither the Company nor any Subsidiary has any liabilities (absolute, accrued, contingent or otherwise) required under GAAP to be set forth on a balance sheet which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, except for: (i) liabilities incurred from the Company Balance Sheet Date to the Agreement Date in the Ordinary Course of Business, (ii) those reflected on, or adequately reserved against in, the Company Balance Sheet, (iii) the fees and expenses of investment bankers, attorneys, consultants, and accountants incurred in connection with this Agreement, and (iv) liabilities incurred after the Agreement Date that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Except as reflected in the Financial Statements, neither the Company nor any Subsidiary is a party to any material off-balance sheet arrangements (as defined in Item 303 of Regulation S-K promulgated under the Exchange Act (“Regulation S-K”)). All reserves that are set forth in or reflected in the Company Balance Sheet have been established in accordance with GAAP consistently applied and are adequate as of the Company Balance Sheet Date. At the Company Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 (“Statement No. 5”) issued by the Financial Accounting Standards Board in March 1975) that are not adequately provided for in the Company Balance Sheet as required by Statement No. 5. The Financial Statements comply in all material respects with the American Institute of Certified Public Accountants’ Statement of Position 97-2 for the products covered by such standard. The Company has not had any material dispute with any of its auditors regarding accounting matters or policies during any of its past three full fiscal years or during the current fiscal year that is currently outstanding or that resulted in a past adjustment to, or any restatement of, the Financial Statements. The Financial Statements are consistent in all material respects with the books and records of the Company and each Subsidiary.

(c) The Company has heretofore made available to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act, as well as any comment letters or similar correspondence received by the Company from the SEC for the Company’s three prior fiscal years and its current fiscal year. The SEC has not provided comments to the Company in connection with any Company SEC Reports that to the Company’s knowledge remain unresolved. To the knowledge of the Company, no investigation by the SEC with respect to the Company or any Subsidiary is pending or threatened.

(d) The Company has established and maintains (i) a system of internal accounting controls that complies with Section 13(b)(2)(B) of the Exchange Act, (ii) “disclosure controls and procedures” (as defined in Rule 13a-15 promulgated under the Exchange Act) required by Rule 13a-15 or 15d-15 under the Exchange Act and such disclosure controls and procedures are designed to be effective for the purpose for which they were established, and (iii) “internal control over financial reporting” (as defined in Rule 13a-15 promulgated under the Exchange Act) and such internal control over financial reporting is designed to be effective (based on the criteria issued by the Committee on Sponsoring Organizations of the Treadway Committee on “Internal Control-Integrated Framework”) in providing reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements in accordance with GAAP. Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (“SOXA”) and the rules and regulations promulgated thereunder with respect to the Company SEC Reports and the statements contained in such certifications were true and accurate in all material respects as of the date made. There are no “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls and procedures which could adversely affect the Company’s ability to record, process, summarize and report financial data. The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K for senior financial, accounting and compliance officers and those performing similar functions. The Company has disclosed any violation or waiver of such code of ethics, as required by Section 406(b) of SOXA. To the Company’s knowledge, there is no fraud or any material violation of the Company’s code of ethics that involves management or other employees who have a significant role in the Company’s internal controls and procedures.

(e) The audit committee of the Company Board includes an “audit committee financial expert,” as defined by Item 401(h)(2) of Regulation S-K. To the Company’s knowledge, PricewaterhouseCoopers LLP, which has expressed its opinion with respect to the financial statements of the Company and its Subsidiaries as of December 31, 2007 and December 31, 2008 and for each of the fiscal years then ended included in the Company SEC Reports (including the related notes), is “independent” with respect to the Company and its Subsidiaries within the meaning of Regulation S-X since the Effective Date. The Company has made such disclosure of non-audit services performed by PricewaterhouseCoopers LLP in its proxy statements with respect to its annual meetings of stockholders as is required under the rules and regulations of the SEC and all such non-audit services have been approved in advance by the audit committee of the Company Board.

(f) Since the Effective Date, neither the Company nor any Subsidiaries nor, to Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding improper, wrongful, or fraudulent accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary or their respective internal accounting controls or any material inaccuracy in the Company’s financial statements. No attorney representing the Company or any Subsidiary, whether or not employed by the Company or any Subsidiary, has reported to the Company Board or any committee thereof or to any director or officer of the Company evidence of fraud or a material violation of securities laws or other Legal Requirements, breach of fiduciary duty or similar violation by Company or any of its officers, directors, employees or agents.

(g) The Company is in compliance with the applicable criteria for continued listing of the Company Common Stock on the NASDAQ Global Select Market, including all applicable corporate governance rules and regulations.

(h) All Company Options and Company RSUs granted by the Company have been duly and validly approved by (a) the Company Board, or by a duly constituted committee of the Company Board to whom the administration of such awards under the relevant Company Option Plan has been delegated, at a valid meeting of such Board of Directors or committee or pursuant to a valid unanimous written consent of the members of such Board of Directors or committee, or (b) the Chief Executive Officer of the Company in cases where such officer has been duly authorized by the Company Board to approve such awards. All grants of Company Options and Company RSUs are in compliance with the terms of the applicable Company Option Plan under which such Company Options and Company RSUs were granted. The Company has not granted any Company Option or Company RSU to any employee of the Company or its Subsidiaries prior to the date of commencement of employment of such employee with the Company or such Subsidiary. The Company has not granted any Company Options at an exercise price that represents a discount from the fair market value of such Company Option on the valid date of grant of such Company Option and the Company has validly disclosed any re-pricing of Company Options in its financial statements. Neither the Company, its Affiliates, the Company Board, any Company Board committee nor the Chief Executive Officer has engaged in (i) the back-dating or falsification of documentation with respect to the grant of any Company Option for the purpose of lowering the exercise price at which such Company Option was granted, or (ii) the intentional delay of the grant of Company Options in anticipation of forthcoming public announcements regarding the Company or its business that could reasonably be expected to result in an increase or decrease of the trading price of the Company’s capital stock on NASDAQ, in either case for the purpose of increasing the value of such Company Options or Company RSUs for the relevant optionee as a result of such change in such trading price. All Company Options and Company RSUs have been properly accounted for in the Company’s financial statements and reported in compliance with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and, to the Company’s knowledge, there is no basis for any claim that the grant date of any Company Option or Company RSUs is inaccurate. There is not pending or, to the Company’s knowledge, threatened, any investigation by the SEC or any other Governmental Authority with respect to the Company Options or Company RSUs or the grant practices of the Company.

2.5 Absence of Certain Changes. From the Company Balance Sheet Date to the Agreement Date, each of the Company and each Subsidiary has conducted its business only in the Ordinary Course of Business and (i) there has not occurred a Material Adverse Effect on the Company, (ii) neither the Company nor any Subsidiary has made or entered into any Contract or letter of intent with respect to any acquisition, sale or transfer of any material Intellectual Property right or other material asset of the Company or any Subsidiary (other than Standard Outbound IP Agreements (as defined in Section 2.10(a)(vi)), (iii) there has not occurred any change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) by the Company or any Subsidiary or any revaluation by the Company of any of its or any Subsidiary’s assets, except as required by concurrent changes in GAAP, (iv) there has not occurred any declaration, setting aside, or payment of a dividend or other distribution with respect to any securities of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its securities, other than repurchases of stock in accordance with the Company Option Plans in connection with the termination of employees or other service providers, (v) there has not occurred any increase in the compensation or benefits payable or to become payable by the Company or any Subsidiary to any of its directors, officers or employees (other than increases in the Ordinary Course of Business in the base salaries of employees who are not officers of the Company in an amount that does not exceed 10% of such base salaries) or any new loans or extension of existing loans to any such Persons (excluding advancement of expenses to employees in the Ordinary Course of Business), and neither the Company nor any Subsidiary has entered into any Contract to grant or provide (nor has granted any) severance (exclusive of severance paid to individuals who are not officers of the Company or its Subsidiaries in accordance with the employee severance policy of the Company in the

Ordinary Course of Business or pursuant to applicable Legal Requirements), acceleration of vesting or other similar benefits to any such Persons, (vi) there has not occurred the execution of any employment agreements or service Contracts (other than employment offer letters for newly-hired employees and service Contracts, in each case in the Ordinary Course of Business and that are immediately terminable by the Company without cost or liability except as required by applicable Legal Requirements) or the extension of the term of any existing employment agreement or service Contract with any Person in the employ or service of the Company or any Subsidiary, (vii) there has not occurred any material change with respect to the senior management personnel of the Company, any termination of employment of any such employees or a material number of employees, or any labor dispute or claim of unfair labor practices involving the Company or any Subsidiary, (viii) neither the Company nor any Subsidiary has incurred, created or assumed any Encumbrance (other than Permitted Encumbrances), any material liability or obligation for Debt or any liability or obligation as guaranty or surety with respect to the obligations of any Person (other than the Company or any Subsidiary), (ix) neither the Company nor any Subsidiary has incurred any material liability to its directors, officers or stockholders (other than liabilities to pay compensation or benefits in connection with services rendered in the Ordinary Course of Business), (x) there has been no material damage, destruction or loss, whether or not covered by insurance, affecting the assets, properties or business of the Company or any Subsidiary that is, or would reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, (xi) neither the Company nor any Subsidiary has commenced or settled any material litigation, and (xii) there has not occurred any announcement of, any negotiation or any entry into any Contract by the Company or any Subsidiary to do any of the things described in the preceding clauses (i) through (xi).

2.6 Litigation. Except as disclosed in the Company SEC Reports filed prior to the Agreement Date under the appropriate caption pursuant to Item 103 of Regulation S-K, there is no private or governmental action, suit, proceeding, claim, mediation pending before any Governmental Entity or arbitration pending before any arbitrator(s) against, and to the Company’s knowledge, there is no investigation by any Governmental Entity of, the Company or any Subsidiary or any of their respective assets or properties or any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any Subsidiary) that (i) would reasonably be expected to result in obligations or liabilities of the Company or any Subsidiary in excess of $1,000,000 or (ii) would otherwise reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. To the knowledge of the Company, no such action, suit, proceeding, claim, arbitration or investigation is threatened. There is no judgment, decree, injunction, award, or order against the Company or any Subsidiary, any of their respective assets or properties, or, to the knowledge of the Company, any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any Subsidiary). Neither the Company nor any Subsidiary has any material action, suit, proceeding, claim, mediation or arbitration pending against any other Person. There has not been since the Effective Date, nor are there currently, any internal investigations or inquiries being conducted by the Company, the Company Board (or any committee thereof), any compliance officer of the Company or any third party at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

2.7 Restrictions on Business Activities. There is no judgment, injunction, order or decree binding upon the Company or any Subsidiary which has or would reasonably be expected to have, whether before or after consummation of the Merger, the effect of prohibiting or materially impairing any (i) current or currently proposed business practice of the Company or any Subsidiary, (ii) any acquisition of property by the Company or any Subsidiary, or (iii) the conduct of business by the Company or any Subsidiary as currently conducted or as currently proposed to be conducted by the Company or any Subsidiary.

2.8 Compliance with Laws; Governmental Permits.

(a) Each of the Company and each Subsidiary has complied in all respects with, is not in violation of, and has not received any written, or the knowledge of the Company, oral, notice regarding any violation with respect to, any Legal Requirement with respect to the conduct of its business, or the ownership or operation of its business, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any Subsidiary, nor any director, officer, employee or agent thereof, has given, offered, paid, promised to pay or authorized payment of any money, any gift or anything of value, with the purpose of influencing any act or decision of the recipient in his or her official capacity or inducing the recipient to use his or her influence to affect an act or decision of a government official or employee, to any (i) governmental official or employee, (ii) political party or candidate thereof, or (iii) Person while knowing that all or a portion of such money or thing of value would be given or offered to a governmental official or employee or political party or candidate thereof.

(b) Each of the Company and each Subsidiary has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which the Company or any Subsidiary currently operates or holds any interest in any of its material assets or properties, or (ii) that is required for the operation of the Company’s or any Subsidiary’s business or the holding of any such interest (all of the foregoing consents, licenses, permits, grants, and other authorizations, collectively, the “Company Authorizations”), and all of the Company Authorizations are in full force and effect, except where the failure to obtain or maintain such Company Authorizations would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company and the Subsidiaries are in compliance in all material respects with the terms of the Company Authorizations. Neither the Company nor any Subsidiary has received any written, or to the knowledge of the Company, oral, notice from any Governmental Entity regarding (i) any actual or alleged violation of Legal Requirements or any Company Authorization or any failure to comply in all material respects with any term or requirement of any Company Authorization, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Authorization. None of the Company Authorizations will be terminated or impaired, or will become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement. Neither the Company nor any Subsidiary is subject to any order, decree or injunction that materially and adversely affects its business or the ownership or use of its assets or properties.

2.9 Title to Property and Assets.

(a) Each of the Company and each Subsidiary has good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Company Balance Sheet Date in the Ordinary Course of Business), or, with respect to leased properties and assets, valid leasehold interests in such properties and assets, in each case, free and clear of all Encumbrances, except for Permitted Encumbrances.

(b) Schedule 2.9 to the Company Disclosure Letter is a complete and correct list as of the Agreement Date of (i) all real property and interests in real property owned by the Company or any Subsidiary (each such property or interest, an “Owned Real Property”), and (ii) all material real property and interests in real property leased by the Company or any Subsidiary (each such property or interest, a “Leased Real Property”). With respect to Owned Real Property, (A) the Company or the Subsidiary, as applicable, has good and marketable indefeasible fee simple title, free and clear of all Encumbrances other than Permitted Encumbrances, (B) neither the Company nor such Subsidiary has leased or otherwise granted to any other Person the right to use or occupy such Owned Real Property or any portion thereof, (C) there are no outstanding options, rights of first offer or rights of first refusal to purchase any such Owned Real Property or any portion thereof of interest therein, or (D) there is no condemnation or other proceeding in eminent domain pending or to the Company’s knowledge, threatened, affecting such Owned Real Property or any portion thereof or interest therein. With respect to Leased Real Property, neither the Company nor any Subsidiary has (x) subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof, or (y) collaterally assigned or granted any other security interest in any such leasehold estate or any interest therein. The Company has heretofore made available to Parent correct and complete copies of all leases, subleases and other Contracts under which the Company and/or any Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any Leased Real Property, including all modifications, amendments and supplements thereto.

(c) The plant, property and equipment of each of the Company and each Subsidiary that are used in the operations of their respective businesses are (i) suitable for the uses to which they are currently employed, (ii) in good operating condition and repair, subject to normal wear and tear, (iii) regularly and properly maintained, (iv) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the Ordinary Course of Business, and (v) to the knowledge of the Company, free from any material defects, except in each case for such failures to satisfy the foregoing conditions that would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole.

(d) Notwithstanding anything to the contrary herein, this Section 2.9 shall not apply to Intellectual Property.

2.10 Intellectual Property.

(a) As used in this Agreement, the following terms shall have the meanings indicated below:

(i) “Intellectual Property Rights” shall mean any and all of the following and all rights in, arising out of, or associated therewith, throughout the world: patents, utility models, and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures, common law and statutory rights associated with trade secrets, confidential and proprietary information, and know how, industrial designs and any registrations and applications therefor, trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name applications and registrations, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing.

(ii) “Proprietary Information and Technology” shall mean any and all of the following: works of authorship, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, netlists, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, models, tooling, prototypes, breadboards and other devices, data, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, proprietary and confidential ideas and information, know-how and information maintained as trade secrets, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, customer lists and supplier lists and any and all instantiations or embodiments of the foregoing or any Intellectual Property Rights in any form and embodied in any media.

(iii) “Intellectual Property” shall mean (A) Intellectual Property Rights; and (B) Proprietary Information and Technology.

(iv) “Company-Owned Intellectual Property” shall mean any and all Intellectual Property that is owned or purported to be owned by the Company or any Subsidiary.

(v) “Company Intellectual Property” shall mean any and all Company-Owned Intellectual Property and any and all Third Party Intellectual Property that is licensed by the Company or any Subsidiary.

(vi) “Company Intellectual Property Agreements” shall mean any Contract to which the Company or any Subsidiary is a party or is otherwise bound and (A) pursuant to which the Company or any Subsidiary has granted any rights with respect to any Company Intellectual Property or has been granted any rights with respect to any Third Party Intellectual Property, or (B) that otherwise governs any Company Intellectual Property.

(vii) “Company Registered Intellectual Property Rights” shall mean all United States, international and foreign: (A) patents and patent applications (including provisional applications); (B) registered trademarks or service marks, applications to register trademarks or service marks, intent-to-use applications, or other registrations or applications related to trademarks or service marks; (C) registered Internet domain names; (D) registered copyrights and applications for copyright registration; and (E) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental authority owned by, registered or filed in the name of, the Company or any of its Subsidiaries.

(v) “Third Party Intellectual Property” shall mean any and all Intellectual Property owned by a third party.

(vi) “Standard Inbound IP Agreements” shall mean (a) non-disclosure agreements granting a limited right to use confidential information entered into by the Company or a Subsidiary in the Ordinary Course of Business (each a “Standard NDA”), (b) non-exclusive trademark licenses; (c) “shrink wrap” and other non-exclusive license agreements for generally commercially available software or for application service provider, “software as a service” or similar services, that is not redistributed with, bundled with, or integrated into the Company Products and for which the Company has paid no more than $100,000 in any year (“GCA Software Agreements”); and (d) licenses for Open Source Materials.

(vii) “Standard Outbound IP Agreements” shall mean (A) Standard NDAs, (B) maintenance and support and professional services Contracts for Company Products entered into between the Company or any Subsidiary and their customers, and non-exclusive object code licenses or sales agreements for Company Products entered into by the Company or a Subsidiary, in each case in the Ordinary Course of Business (1) substantially on the Company’s or a Subsidiary’s standard form(s) of customer agreement (copies of which have been delivered to Parent’s counsel) or (2) on terms and conditions that do not materially deviate from such form(s) (“Standard Customer Agreements”); and (C) Reseller Agreements (as such term is defined in Section 2.18(a)(iii)).

(viii) “Company Products” shall mean all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company or any Subsidiary and all products or services currently under development by the Company or any Subsidiary.

(ix) “Company Source Code” shall mean, collectively, any software source code or confidential manufacturing specifications or designs, any material portion or aspect of software source code or confidential manufacturing specifications or designs, or any material proprietary information or algorithm contained in or relating to any software source code or confidential manufacturing specifications or designs, of any Company-Owned Intellectual Property or Company Products.

(b) The Company and its Subsidiaries own or have the valid right or license to all Intellectual Property used or incorporated into the Company Products or the conduct of the Business. The Company Intellectual Property is sufficient for the conduct of the Business.

(c) Neither the Company nor any Subsidiary has transferred ownership of, or agreed to transfer ownership of, any Intellectual Property to any third party, and the Company and its Subsidiaries own and have good and exclusive title to each item of Company-Owned Intellectual Property free and clear of any Encumbrances (other than Permitted Encumbrances).

(d) Schedule 2.10(d) of the Company Disclosure Letter lists as of the Agreement Date all Company Registered Intellectual Property Rights including the jurisdictions in which each such Intellectual Property Right has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made. To the knowledge of the Company, each item of Company Registered Intellectual Property Rights is valid and subsisting (or in the case of applications, applied for), all registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property Rights have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property Rights currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property Rights and recording the Company’s and its Subsidiaries’ ownership interests therein. Without limiting the foregoing, the Company and its Subsidiaries have complied with the duty of candor and disclosure to the United States Patent and Trademark Office (“PTO”) and any relevant foreign patent office with respect to all patent applications filed by or on behalf of the Company or any Subsidiary (the “Patent Applications”) and have made no material misrepresentation in the Patent Applications. The Company is not aware of any information (i) material to a determination of patentability regarding the Patent Applications not called to the attention of the PTO, (ii) not called to the attention of the PTO that would preclude the grant of a patent for the Patent Applications, or (iii) that would preclude the Company from having clear title to the Patent Applications and to the patents which have issued or which may issue therefrom.

(e) The consummation of the transactions contemplated by this Agreement will not result in the breach, modification, cancellation, termination, suspension of, or acceleration of any performance, benefit, remedy or payments with respect to any Company Intellectual Property Agreement, or give any third party the right to do any of the foregoing or receive any such performance, benefit, remedy or payments. None of the Company Intellectual Property Agreements grants any exclusive rights to or under any Company Intellectual Property to any third party. There are no pending material disputes between the Company, or any of its Subsidiaries, and any third party regarding the scope of any Company Intellectual Property Agreements or performance under any Company Intellectual Property Agreements including with respect to any payments to be made or received by the Company or any Subsidiary thereunder, and neither the Company nor any Subsidiary has any liability for breach of any Company Intellectual Property Agreements. No third party that has licensed Intellectual Property to the Company or any Subsidiary has ownership or license rights to improvements or derivative works of such Third Party Intellectual Property that are made by the Company or any Subsidiary.

(f) There are no royalties, honoraria, fees or other payments payable by the Company or any of its Subsidiaries to any Person (other than salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Intellectual Property by the Company or any of its Subsidiaries.

(g) To the knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned Intellectual Property by any third party. Neither the Company nor any Subsidiary has brought any action, suit or proceeding for infringement or misappropriation of any Intellectual Property Right or breach of any Company Intellectual Property Agreement.

(h) Neither the Company nor any Subsidiary has been sued in any suit, action or proceeding (or received any written notice or, to the knowledge of the Company, threat) which involves a claim of infringement or misappropriation of any Intellectual Property Right of any third party or which contests the validity, ownership or right of the Company or any Subsidiary to exercise any Intellectual Property Right. Neither the Company nor any Subsidiary has received any written communication in the past five years that involves an offer to license or grant any other rights or immunities under any Intellectual Property Right of a third party, or that alleges that any Company Products or the conduct of the Business infringes any Intellectual Property Rights of any third party.

(i) The Company and its Subsidiaries have no liability for infringement or misappropriation of any Third Party Intellectual Property or for unfair competition or unfair trade practices under the laws of any jurisdiction. In addition, the operation of the Business, including (i) the design, development, manufacturing, reproduction, branding, marketing, advertising, promotion, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product and (ii) the Company’s or any Subsidiary’s use of any product, device or process in the Company Products or the conduct of the Business, has not infringed, misappropriated, or violated, does not and will not infringe, misappropriate, or violate any Third Party Intellectual Property, and does not constitute unfair competition or unfair trade practices under the laws of any jurisdiction and there is no substantial basis for any such claim. Neither the Company nor any Subsidiary has received any written or oral opinion of counsel that any Company Product or the operation of the Business does or does not infringe, misappropriate, or violate any Intellectual Property Right of a third party or that any Intellectual Property Right of a third party is invalid or unenforceable.

(j) No Company-Owned Intellectual Property or Company Product is subject to any proceeding, outstanding decree, order, judgment, settlement agreement, stipulation, or “march in” right that restricts in any manner the use, transfer, or licensing thereof by the Company or any Subsidiary, or which may affect the validity, use or enforceability of any such Company-Owned Intellectual Property.

(k) The Company and each Subsidiary has secured from each of their founders, employees, consultants and independent contractors who independently or jointly contributed to or participated in the contribution, conception, reduction to practice, creation or development of any Intellectual Property for the Company or any Subsidiary (each, an “Author”) unencumbered, unrestricted and exclusive ownership of all Intellectual Property Rights in such contributions and has obtained a waiver from each such Author of any non-assignable rights. No such Author has retained any rights, licenses, claims or interest with respect to any Intellectual Property developed by such Author or the Company or any Subsidiary. Without limiting the foregoing, the Company and each Subsidiary has obtained written and executed proprietary information and invention disclosure and Intellectual Property assignments from all current and former Authors.

(l) To the knowledge of the Company, no current or former employee, consultant or independent contractor of the Company or any Subsidiary: (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure (including patent disclosure), invention assignment, non-disclosure or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Company or any Subsidiary or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company or any Subsidiary that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

(m) The Company and its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all confidential or trade secret information of the Company or provided by any third party to the Company (“Confidential Information”). All current and former employees and contractors of the Company and its Subsidiaries having access to Company Intellectual Property have executed and delivered to the Company a written agreement regarding the protection of Confidential Information.

(n) Schedule 2.10(n) of the Company Disclosure Letter lists as of the Agreement Date all software or other material that is distributed as “free software”, “open source software” or under similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the Apache License, and any license identified as an open source license by the Open Source Initiative (www.opensource.org)) (“Open Source Materials”) and that is used by the Company or any Subsidiary in any way, and identifies for each item of Open Source Materials (i) the source from which the item was obtained, including any applicable URLs; (ii) the applicable open source license; (iii) whether the item is incorporated into or distributed with any Company Products, and if so, the applicable Company Products; (iv) and whether or not the item was modified by the Company or any Subsidiary. The Company is in compliance with the terms and conditions of all licenses for the Open Source Materials.

(o) Neither the Company nor any Subsidiary has (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Company Intellectual Property or Company Products; (ii) distributed Open Source Materials in conjunction with any Company Intellectual Property or Company Products; or (iii) used Open Source Materials, in such a way that, with respect to (i), (ii), or (iii), creates, or purports to create obligations for the Company or such Subsidiary with respect to any Company Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities under any Company Intellectual Property Rights (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).

(p) All Company Products sold, licensed, leased or delivered by the Company or any Subsidiary to customers and all services provided by or through the Company or any Subsidiary to customers on or prior to the Closing Date conform to applicable contractual commitments, express and implied warranties (to the extent not subject to legally effective express exclusions thereof), and conform in all material respects to packaging, advertising and marketing materials and to applicable product or service specifications or documentation. Neither the Company nor any Subsidiary has any liability (and, to the knowledge of the Company and any Subsidiary, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company or any Subsidiary giving rise to any material liability relating to the foregoing Contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Company Balance Sheet.

(q) No (i) government funding; (ii) facilities or resources of a university, college, other educational institution or research center; or (iii) funding from any Person (other than funds received in consideration for the Company Capital Stock) was used in the development of the Company-Owned Intellectual Property. No Governmental Entity, university, college, other educational institution or research center has any claim or right in or to any Company-Owned Intellectual Property. To the knowledge of the Company, no current or former employee, consultant or independent contractor of the Company or any Subsidiary, who was involved in, or who contributed to, the creation or development of any Company-Owned Intellectual Property, has performed services for any government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any Subsidiary.

(r) Neither the Company, any Subsidiary, nor any other Person then acting on their behalf has disclosed, delivered or licensed to any Person, agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code (other than providing Authors access to Company Source Code on a “need to know” basis in connection with development of Company Source Code). To the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company or any Subsidiary or any Person then acting on their behalf to any Person of any Company Source Code. Without limiting the foregoing, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will result in release from escrow or other delivery to a third party of any Company Source Code.

(s) Neither the Company nor any Subsidiary has a present obligation (and there is no substantial basis to expect that there will be a future obligation) to grant or offer to any other Person any license or right to any Company-Owned Intellectual Property by virtue of Company’s or any other Person’s membership in, promotion of, or contributions to any industry standards body or any similar organization.

(t) The Company and each Subsidiary have complied with all applicable Legal Requirements and their respective privacy policies relating to (i) the privacy of users of their products and services, including the customers of the Company and each Subsidiary (“Company Customers”) and any employees and end user or subscriber customers of Company Customers (“Company Customer End Users”) and all Internet

websites owned, maintained or operated by Company or any Subsidiary (the “Company Websites”) and (ii) the use, collection, storage, disclosure, receipt and transfer of any personally identifiable information collected, accessed or obtained by the Company or any Subsidiary or by third parties having authorized access to the records of the Company or any Subsidiary, including any personally identifiable information of Company Customers and Company Customer End Users. The Company and each Subsidiary are in material compliance with all of the terms of all Material Contracts to which Company or any of its Subsidiaries are a party relating to (a) the privacy of users of their products and services, including Company Customers and Company Customer End Users and (b) the use, collection, storage, disclosure, receipt and transfer of any personally identifiable information collected, accessed or obtained by the Company or any Subsidiary or by third parties having authorized access to the records of the Company or any Subsidiary. Each of the Company Websites and all materials distributed or marketed by the Company or any of its Subsidiaries have at all times made all disclosures to users or customers required by applicable Legal Requirements in effect as of the applicable dates and none of such disclosures made or contained in any Company Website or in any such materials have been inaccurate, misleading or deceptive or in violation of any applicable Legal Requirement. The execution, delivery and performance of this Agreement, will comply with all applicable Legal Requirements relating to privacy and with the Company’s and each Subsidiary’s privacy policies. Neither the Company nor any Subsidiary has received a complaint regarding the Company’s collection, use, storage, receipt, transfer or disclosure of personally identifiable information.

(u) The Company and each Subsidiary has implemented and maintains a comprehensive security plan which (i) identifies internal and external risks to the security of the Confidential Information, including personally identifiable information; (ii) implements, monitors and improves adequate and effective administrative, electronic and physical safeguards to control those risks; (iii) maintains notification procedures in compliance with applicable Legal Requirements in the case of any breach of security compromising data containing personally identifiable information and (iv) materially complies with the obligations of Company and its Subsidiaries in any Material Contracts to which Company or any of its Subsidiaries is a party, regarding the security of Confidential Information, including personally identifiable information of Company Customers and Company End Users. Neither the Company nor any Subsidiary has experienced any breach of security or otherwise unauthorized access by third parties to the Confidential Information, including personally identifiable information in the Company’s or a Subsidiary’s possession, custody or control.

2.11 Environmental Matters.

(a) As used in this Agreement, the following terms shall have the meanings indicated below:

(i) “Environmental and Safety Laws” shall mean any federal, state, local or foreign laws, ordinances, codes, regulations, rules, policies and orders issued, promulgated or entered into by any Governmental Entity that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.

(ii) “Hazardous Materials” shall mean any toxic or hazardous substance, chemical, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws.

(iii) “Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment or any natural or man-made structure.

(iv) “Property” shall mean all real property leased or owned by the Company or any Subsidiary either currently or in the past.

(v) “Facilities” shall mean all buildings and improvements on the Property.

(b) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) neither the Company nor any Subsidiary has received any notice (verbal or written) of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws, (ii) no notices, administrative actions or suits are pending or threatened against the Company or any Subsidiary or any Property relating to an actual or alleged violation of any Environmental and Safety Laws, (iii) neither the Company nor any Subsidiary is a potentially responsible party under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”), or any analogous state, local or foreign laws arising out of events occurring prior to the Closing Date, (iv) there are not now and have not been while the Company or any Subsidiary have owned, operated, occupied or leased any Property, or to the knowledge of the Company at any other time, any Release of any Hazardous Material in, on, under, or affecting any of the Facilities or any Property reasonably likely to result in liability to the Company or any of it Subsidiaries, (v) all Hazardous Materials and wastes have been disposed of by the Company and its Subsidiaries in accordance with Environmental and Safety Laws, (vi) neither the Company nor any Subsidiary is subject to any indemnity obligation or other Contract with any Person relating to obligations or liabilities under Environmental and Safety Laws, other than customary indemnification provisions contained in real property leases entered into in the Ordinary Course of Business, (vii) to the knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action, proceeding or liability against or affecting the Company or any Subsidiary relating to or arising under Environmental and Safety Laws, (viii) there are not now and have not been while the Company or any Subsidiary has owned, operated, occupied or leased any Property, or to the knowledge of the Company at any other time, any underground tanks or underground improvements at, on or under any Property, including treatment or storage tanks, sumps, or water, gas or oil wells, (ix) the Facilities, and the Company’s and each Subsidiary’s uses and activities therein, have at all times complied in all material respects with all Environmental and Safety Laws, and (x) each of the Company and each Subsidiary has all the permits and licenses required to be issued under federal, state, local or foreign laws regarding Environmental and Safety Laws necessary for the conduct of its or their businesses as currently conducted and are in material compliance with the terms and conditions of those permits and licenses.

2.12 Taxes.

(a) The Company and each Subsidiary have properly completed and timely filed all material Tax Returns required to be filed by them and have timely paid all material Taxes whether or not shown on any Tax Return. All Tax Returns were complete and accurate in all material respects and have been prepared in substantial compliance with all applicable Legal Requirements. The Company has made available to Parent correct and complete copies of all income Tax Returns and material non-income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any Subsidiary.

(b) The Company Balance Sheet reflects all material liability for unpaid Taxes of the Company and/or any Subsidiary for periods (or portions of periods) through the Company Balance Sheet Date. Neither the Company nor any Subsidiary has any material liability for unpaid Taxes accruing after the Company Balance Sheet Date except for Taxes arising in the Ordinary Course of Business subsequent to the Company Balance Sheet Date.

(c) There is (i) no claim for Taxes being asserted against the Company or any Subsidiary that has resulted in an Encumbrance against the property of the Company or any Subsidiary other than liens for Taxes not yet due and payable or being contested in good faith through appropriate proceedings and for which adequate reserves have been established, (ii) no audit or pending audit of, or Tax controversy associated with, any Tax Return of the Company or any Subsidiary being conducted by a Tax Authority, (iii) no extension of any statute of limitations on the assessment of any Taxes granted by the Company or any Subsidiary currently in effect, and (iv) no agreement to any extension of time for filing any Tax Return which has not been filed.

(d) Neither the Company nor any Subsidiary has been or will be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state, local or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger.

(e) Neither the Company nor any Subsidiary is a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement.

(f) Each of the Company and each Subsidiary has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign Legal Requirements.

(g) Neither the Company nor any Subsidiary has consummated, has participated in, or is currently participating in any transaction which is a listed transaction or was or is a “Tax shelter” transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder.

(h) Neither the Company nor any Subsidiary has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company was not the ultimate parent corporation.

(i) Neither the Company nor any Subsidiary has any liability for the Taxes of any Person (other than the Company or any Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Legal Requirements) as a transferee or successor, by Contract or otherwise.

(j) The Company for itself and for its subsidiaries has disclosed in Schedule 2.12(j) to the Company Disclosure Letter the amount as of the Agreement Date of any deferred gain or loss arising out of any intercompany transaction within the meaning of Section 1.1502-13 of the Treasury Regulations.

(k) Neither the Company nor any Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Legal Requirements); (ii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Legal Requirements); (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received or accrued on or prior to the Closing Date.

(l) Neither the Company nor any Subsidiary has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

(m) None of the Tax attributes (including net operating loss carry forwards and general business Tax credits) of either the Company or any Subsidiary is limited by Sections 382, 383, 384 or 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Legal Requirements) for any period ending with or prior to the Closing Date.

(n) Each of the Company and each Subsidiary has in its possession official foreign government receipts for any Taxes paid by it to any foreign Tax Authorities for which receipts are ordinarily provided.

(o) The Company for itself and for its Subsidiaries has made available to Parent all documentation in its possession relating to any Tax holidays or incentives. The Company and its Subsidiaries are in compliance with the requirements for any applicable Tax holidays or incentives and to the knowledge of the Company, none of the Tax holidays or incentives will be jeopardized by the transaction contemplated in this Agreement.

(p) The Company has made available to the Parent all contemporaneous documentation in its possession prepared for Section 6662 of the Code (or similar provision under foreign Legal Requirements) supporting the transfer pricing with any of the Company’s foreign Subsidiaries.

(q) Neither the Company nor any Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the Agreement Date or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(r) Each of the Company and each Subsidiary has complied (and until the Effective Time will comply) in all material respects with all applicable Legal Requirements relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign Legal Requirements), has, within the time and in the manner prescribed by law, withheld from employee wages or consulting compensation and paid over to the proper Governmental Entities (or is properly holding for such timely payment) all material amounts required to be so withheld and paid over under all applicable Legal Requirements, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws, and has timely filed all withholding Tax Returns, for all periods through and including the Effective Time.

(s) No claim has ever been made in writing by a Governmental Authority in a jurisdiction where the Company or any Subsidiary does not currently file Tax Returns that Company or any Subsidiary is or may be subject to taxation by that jurisdiction.

(t) There is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of the Company or any Subsidiary or ERISA Affiliate (as defined below) to which the Company and/or any Subsidiary is a party or by which the Company and/or any Subsidiary is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be non-deductible under Section 162 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) or characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law). The Company has provided to Parent and its counsel a list of each Person who the Company reasonably believes is, with respect to the Company, any Subsidiary and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined as of the Agreement Date.

(u) Schedule 2.12(u) to the Company Disclosure Letter lists as of the Agreement Date all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which the Company or any of its Subsidiaries is a party. Each such nonqualified deferred compensation plan to which the Company or its Subsidiaries is a party complies with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in accordance with such requirements. No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code.

(v) The exercise price of all Company Options is at least equal to the fair market value of the Company Common Stock on the date such Company Options were granted and such Company Options are fully exempt from Section 409A of the Code, and neither the Company nor Parent has incurred or will incur any liability or obligation to withhold taxes under Section 409A of the Code upon the vesting of any Company Options.

2.13 Employee Benefit Plans and Employee Matters.

(a) The Company has made available to Parent a correct and complete copy of each of, with respect to the Company, any Subsidiary and any trade or business (whether or not incorporated) which is treated as a single employer with the Company (an “ERISA Affiliate”) within the meaning of Section 414(b), (c),

(m) or (o) of the Code, (i) all material employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) each loan to an employee in excess of $50,000, (iii) all stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iv) all bonus, pension, profit sharing, savings, severance retirement, deferred compensation or incentive plans, programs or arrangements, (v) all other fringe or employee benefit plans, programs or arrangements that apply to senior management and that do not generally apply to all employees, (vi) any employment or service agreements (except for offer letters providing for at-will employment which do not provide for severance, acceleration or post-termination benefits) compensation agreements, change in control agreements or severance agreements, written or otherwise, for the benefit of, or relating to, any present or former director, officer, employee, or consultant (provided that, for former directors, officers, employees and consultants, such agreements need only be listed if unsatisfied obligations of the Company or any ERISA Affiliate of greater than $10,000 remain thereunder), and (v) any other written or oral arrangement for the benefit of any employee under which the Company or any ERISA Affiliate has or may have material liability, contingent or otherwise (all of the foregoing described in clauses (i) through (v), collectively, the “Company Employee Plans”). Neither the Company nor any ERISA Affiliate has, since the initial filing date of the registration statement for the Company’s initial public offering, extended or maintained credit, arranged for the extension of credit, or renewed, modified or forgiven an extension of credit made prior to such date, in the form of a personal loan to or for any officer or director of the Company.

(b) The Company has made available to Parent a correct and complete copy of each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or Contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and, with respect to each Company Employee Plan that is subject to ERISA reporting requirements, has made available to Parent correct and complete copies of the Form 5500 reports filed for the last three plan years. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied (or has time remaining in which to apply) to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a prototype plan for which an Internal Revenue Service opinion letter has been obtained or is pending by the plan sponsor and is valid as to the adopting employer. The Company has also made available to Parent a correct and complete copy of the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Company Employee Plan or its related prototype, and nothing has occurred since the issuance of each such letter that would reasonably be expected to cause the loss of the Tax-qualified status of any Company Employee Plan subject to Section 401(a) of the Code. The Company has also made available to Parent all registration statements and prospectuses prepared in connection with each Company Employee Plan that are not part of the Company SEC Reports. To the knowledge of the Company, all individuals who, pursuant to the terms of any Company Employee Plan, are entitled to participate in any Company Employee Plan, are currently participating in such Company Employee Plan or have been offered an opportunity to do so and have declined in writing.

(c) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar state law. There has been no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect to any Company Employee Plan that would reasonably be expected to result in material liability to the Company. Each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and the Company, each Subsidiary and each ERISA Affiliate has performed all obligations required to be performed by it under, is not in default under or in violation of, and the Company has no knowledge of any default or violation by any other party to, any of the Company Employee Plans. Neither the Company nor any Subsidiary or ERISA Affiliate is subject to any material liability or material penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Company Employee Plans. All contributions required to be made by the Company, any Subsidiary or any ERISA Affiliate to any Company Employee Plan have been made in material compliance with any applicable requirements on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the Ordinary Course of Business after the Company Balance Sheet Date as a result of the operations of Company and its Subsidiaries after the Company Balance Sheet Date). In addition, with respect to each Company Employee Plan intended to include a Code Section 401(k) arrangement, the Company, its Subsidiaries and ERISA Affiliates have materially complied with any requirements with respect to deposits of employee salary reduction contributions and participant loan repayments, as determined pursuant to regulations issued by the United States Department of Labor. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent, the Surviving Corporation or any Subsidiary (other than ordinary administrative expenses typically incurred in a termination event, premium expenses and expenses incurred by virtue of plan year changes). No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company, is threatened, against or with respect to any such Company Employee Plan (other than routine claims for benefits and qualified domestic relations orders), including any audit or inquiry by the Internal Revenue Service or United States Department of Labor that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(d) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company, any Subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan that would materially increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to such Company Employee Plan for the most recent fiscal year included in the Financial Statements. No Company Employee Plan will be subject to any surrender fees or service fees upon termination that would be material to the Company other than the normal and reasonable administrative fees associated with the termination of benefit plans.

(e) Neither the Company nor any Subsidiary or current or former ERISA Affiliate currently maintains, sponsors, participates in or contributes to, or has ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(f) The actuarial present values of all (i) accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement), and (ii) all liabilities associated with post-employment welfare benefits (including any retiree health benefits and life insurance) of employees and former employees of the Company, its ERISA Affiliates and their respective beneficiaries, have been fully reflected on the Financial Statements to the extent required by and in accordance with GAAP.

(g) Neither the Company nor any Subsidiary or ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under any “multiple employer plan” as such term is defined in Section 413(c) of the Code.

(h) Each material compensation and benefit plan maintained or contributed to by the Company or any Subsidiary under the law or applicable custom or rule of the relevant jurisdiction outside of the United States (each such plan, a “Foreign Plan”) as of the Agreement Date is listed in Schedule 2.13(h) of the Company Disclosure Letter. As regards each Foreign Plan, (i) such Foreign Plan is in material compliance with the provisions of the Legal Requirements of each jurisdiction in which such Foreign Plan is maintained, to the extent those Legal Requirements are applicable to such Foreign Plan, (ii) all contributions to, and material payments from, such Foreign Plan which may have been required to be made in accordance with the terms of such Foreign Plan, and, when applicable, the Legal Requirements of the jurisdiction in which such Foreign Plan is maintained, have been timely made or shall be made by the Closing Date, and all such contributions to such Foreign Plan, and all payments under such Foreign Plan, for any period ending before the Closing Date that are not yet, but will be, required to be made, are reflected as an accrued liability on the Company Balance Sheet where required to be by applicable principles of financial reporting, (iii) the Company, each Subsidiary, and each ERISA Affiliate has materially complied with all applicable reporting and notice requirements, and such Foreign Plan has obtained from the Governmental Entity having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance with the Legal Requirements of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan, (iv) such Foreign Plan has been administered in all material respects at all times in accordance with its terms and applicable Legal Requirements, (v) to the knowledge of the Company, there are no pending investigations by any governmental body involving such Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of such Foreign Plan), suits or proceedings against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan, (vi) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any liability with respect to such Foreign Plan, and (vii) to the knowledge of the Company, except as required by applicable Legal Requirements, no condition exists that would prevent the Company or any of its Subsidiaries from terminating or amending any Foreign Plan at any time for any reason in accordance with the terms of each such Foreign Plan without the payment of any fees, costs or expenses (other than the payment of benefits accrued on the Company Balance Sheet and any normal and reasonable expenses typically incurred in a termination event). No Foreign Plan has unfunded Liabilities in any material amount that will not be offset by insurance or that are not fully accrued on the financial statements of the Company. With respect to Foreign Plans, the representations in Section 2.13 shall be made exclusively under this subsection (h).

(i) None of the execution and delivery of this Agreement, the consummation of the Merger or any other transaction contemplated hereby or any termination of employment or service or any other event in connection therewith or subsequent thereto will, individually, in the aggregate or with the occurrence of some other event (i) result in any material payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Person, (ii) materially increase or otherwise enhance any benefits otherwise payable by the Company or any Subsidiary, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) materially increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company or any Subsidiary to any Person.

(j) Each of the Company and each Subsidiary is in compliance in all material respects with all currently applicable Legal Requirements respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice. The Company and each Subsidiary has materially complied with any requirement to pay employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits, and other compensation due to or on behalf of such employees, independent contractors and consultants. Neither the Company nor any Subsidiary has any material unpaid liability to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice). To the knowledge of the Company, there are no pending claims against the Company and/or any Subsidiary under any workers compensation plan or policy or for long term disability. Neither the Company nor any Subsidiary has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount. There are no controversies pending or, to the knowledge of the Company, threatened, between the Company or any Subsidiary and any of their respective employees, which controversies have or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity that would be material to the Company and its Subsidiaries, taken as a whole.

(k) Schedule 2.13(k) of the Company Disclosure Letter sets forth a correct and complete list as of the Agreement Date of all severance Contracts and employment Contracts to which the Company and/or any Subsidiary is a party or by which the Company and/or any Subsidiary is bound pursuant to which the Company has or may have continuing material liability or ongoing material obligations (other than offer letters for non-officer employees on the Company’s or any Subsidiary’s standard form). Neither Company nor any of its Subsidiaries has any obligation to pay any material amount or provide any material benefit to any former employee or officer, other than obligations (i) for which Company has established a reserve for such amount on the Company Balance Sheet if required to do so by GAAP and (ii) pursuant to Contracts entered into after the Company Balance Sheet Date and disclosed on Schedule 2.13(k) of the Company Disclosure Letter.

(l) Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement or other labor union Contract, no collective bargaining agreement is being negotiated by the Company or any Subsidiary and neither the Company nor any Subsidiary has any duty to bargain with any labor organization. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by the Company or any Subsidiary. Neither the Company nor any Subsidiary has knowledge of any activities or proceedings of any labor union or to organize their respective employees. There is no labor dispute, strike or work stoppage against the Company or any Subsidiary pending or, to the knowledge of the Company, threatened which may interfere with the respective business activities of the Company or any Subsidiary. Neither the Company nor any Subsidiary, nor to the knowledge of the Company or any Subsidiary, any of their respective representatives or employees, has committed any unfair labor practice in connection with the operation of the respective businesses of the Company or any Subsidiary, and there is no charge or complaint against the Company or any Subsidiary by the National Labor Relations Board or any comparable Governmental Entity pending or to the knowledge of the Company, threatened.

(m) To the knowledge of the Company, no employee of the Company or any Subsidiary is in material violation of any employment agreement non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Subsidiary because of the nature of the business conducted or presently proposed to be conducted by the Company or any Subsidiary or to the use of trade secrets or proprietary information of others. No employee of the Company or any Subsidiary with a title of director or higher has given notice to the Company or any Subsidiary, nor does the Company or any Subsidiary otherwise have knowledge, that any such employee intends to terminate his or her employment with the Company or any Subsidiary. The employment of each of the employees of the Company or any Subsidiary is “at will” (except for non-U.S. employees of the Company or any Subsidiary located in a jurisdiction that does not recognize the “at will” employment concept) and the Company and each Subsidiary does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees. Except as expressly contemplated by this Agreement, as of the Agreement Date, the Company and each Subsidiary has not, and to the knowledge of the Company and its Subsidiaries, no other Person has, (i) entered into any Contract that obligates or purports to obligate Parent to make an offer of employment to any present or former employee or consultant of the Company or any Subsidiary, and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee or consultant of the Company or any Subsidiary of any terms or conditions of employment with Parent following the Effective Time.

(n) Each of the Company and each Subsidiary has made available to Parent a correct and complete list of the names, positions and rates of compensation of all officers, directors, and employees of the Company and each Subsidiary showing each such person’s name, position, annual remuneration, status as exempt/non-exempt and bonuses for the current fiscal year and the most recently completed fiscal year. Each of the Company and each Subsidiary has made available to Parent the following additional information for each of its international employees to the extent permitted by applicable data privacy and employment laws: city/country of employment; citizenship; date of hire; manager’s name and work location; date of birth; and any material special circumstances (including disability or military service).

(o) Each of the Company and each Subsidiary has made available to Parent a correct and complete list of all of its consultants, advisory board members and independent contractors (other than contractors which provide immaterial services) and for each the initial date of the engagement and whether the engagement has been terminated by written notice by either party.

(p) Each of the Company and each Subsidiary has made available to Parent correct and complete copies of each of the following: all forms of offer letters; all forms of employment agreements and severance agreements; all forms of services agreements and agreements with current and former consultants and/or advisory board members; all forms of confidentiality, non-competition or inventions agreements between current and former employees/consultants and the Company or any Subsidiary (and a correct and complete list of employees, consultants and/or others not subject thereto); the most current management organization chart(s); all agreements and/or insurance policies providing for the indemnification of any officers or directors of the Company or any Subsidiary; summary of termination payments to current and former directors, officers and employees of the Company or any Subsidiary; and a schedule of bonus commitments made to employees of the Company or any Subsidiary.

(q) There are no performance improvement or disciplinary actions contemplated or pending against any of the Company’s or any Subsidiary’s current employees with a title of director or higher.

(r) The Company and each Subsidiary is in compliance in all material respects with the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar state or local Legal Requirements. In the past two years (i) the Company has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company Business, and (iii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign Legal Requirements. The Company has not caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90-day period prior to the Agreement Date.

2.14 Interested Party Transactions. Except as disclosed in the Company’s definitive proxy statements included in the Company SEC Reports filed prior to the Agreement Date, no event has occurred since January 1, 2007 and no relationship exists that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K.

2.15 Insurance. Schedule 2.15-1 to the Company Disclosure Letter lists as of the Agreement Date all policies of insurance and bonds of the Company or any Subsidiary that are currently in effect, correct and complete copies of which have been made available to Parent. Schedule 2.15-2 identifies as of the Agreement Date each material insurance claim made by the Company or its Subsidiaries since the Effective Date. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and the Company and each Subsidiary is otherwise in compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and neither the Company nor any Subsidiary has received any written notice of any threatened termination of, or material premium increase with respect to, any of such policies.

2.16 Brokers’ and Advisors’ Fees. Except for fees and expenses payable to Goldman Sachs & Co. (“Goldman Sachs”) as set forth in engagement letter between the Company and Goldman Sachs dated

September 23, 2009 (the “Engagement Letter”), a correct and complete version of which has been provided by the Company to Parent, neither the Company nor any Affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker, advisor or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement, and Parent will not incur any liability, either directly or indirectly, to any such investment banker, broker, advisor or similar party as a result of this Agreement, the Merger or any act or omission of the Company, any of its Affiliates or any of their respective directors, officers, employees, stockholders or agents. An itemized good faith estimate as of the Agreement Date of the aggregate expected fees and expenses of any investment banker, broker, advisor or similar party, and any accountant, legal counsel or other Person retained by the Company in connection with this Agreement or the transactions contemplated hereby, other than the fees and expenses payable pursuant to the Engagement Letter, is set forth on Schedule 2.16 to the Company Disclosure Letter.

2.17 Customers and Suppliers.

(a) Neither the Company nor any Subsidiary has any outstanding material dispute concerning its services and/or products with any customer who, in the fiscal year ended December 31, 2008 or the six months ended June 30, 2009 was one of the 20 largest sources of revenue for the Company, based on amounts paid or payable during such periods (each, a “Significant Customer”). Each Significant Customer is listed on Schedule 2.17(a) to the Company Disclosure Letter. Neither the Company nor any Subsidiary has received any written notice from any Significant Customer that such customer will not continue as a customer of the Company (or Parent) after the Closing or that any such customer intends to terminate or materially and adversely modify existing Contracts with the Company (or Parent) or materially reduce the amount paid to the Company for Company Products.

(b) Neither the Company nor any Subsidiary has any outstanding material dispute concerning goods and/or services provided by any supplier who, in the fiscal year ended December 31, 2008 or the six months ended June 30, 2009 was one of the ten largest suppliers of goods and/or services to the Company, based on amounts paid or payable during such periods (each, a “Significant Supplier”). Each Significant Supplier is listed on Schedule 2.17(b) to the Company Disclosure Letter. Neither the Company nor any Subsidiary has received any written notice of termination or interruption of any existing Contracts with any Significant Supplier.

2.18 Material Contracts.

(a) Schedule 2.18 to the Company Disclosure Letter specifically identifies by subsection each Contract to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is otherwise bound, as of the Agreement Date, that constitutes a Material Contract. For purposes of this Agreement, each of the following shall be deemed to constitute a “Material Contract”:

(i) any Contract with a Significant Customer (as defined in Section 2.17(a));

(ii) any Contract with a Significant Supplier (as defined in Section 2.17(b), or for the purchase, manufacture or license by the Company or its Subsidiaries of components, materials, supplies, equipment, parts, subassemblies, software, Intellectual Property or other assets which are included in or used in connection with the provision of Company Products and which require the Company or any such Subsidiary to expend in excess of $1,000,000 per annum;

(iii) any Contract under which a third party has the right to distribute, resell or solicit customers of Company Products, including distributors, resellers, and original equipment manufacturers (each, a “Reseller Agreement”), other than non-exclusive Reseller Agreements terminable by the Company or any Subsidiary for convenience, on 90 days notice or less or within 90 days following the Agreement Date, without any payment or other liability solely arising from such termination;

(iv) (A) any trust indenture, mortgage, promissory note, loan agreement, credit agreement or other Contract for the borrowing of money in an amount in excess of $1,000,000, (B) any currency exchange,

commodities or other hedging arrangement with an obligation of the Company or any Subsidiary in excess of $1,000,000 or (C) any leasing transaction of the type required to be capitalized in accordance with GAAP with an obligation of the Company or any Subsidiary in excess of $1,000,000;

(v) any Contract for capital expenditures in excess of $1,000,000 in the aggregate;

(vi) any Contract (identified under the applicable subheading below): (A) that expressly limits the right of the Company or any Subsidiary to engage or participate, or compete with any other Person, in any line of business, market or geographic area; (B) that grants most favored nation pricing or preferred pricing to customers of the Company or any Subsidiary; (C) that grants exclusive sales, distribution, marketing or other similar exclusive rights to any third party; (D) that grants any rights of refusal, rights of first negotiation or similar rights to any third party; (E) that expressly limits the right of the Company or any Subsidiary to sell, distribute or manufacture any Company Products; or (F) that expressly limits the right of the Company or any Subsidiary to purchase or otherwise obtain any components, materials, supplies, equipment, parts, subassemblies, Intellectual Property or services that are material to the Company or any Subsidiary where enforcement of such limitation would be material to the Company and its Subsidiaries, taken as a whole;

(vii) any Contract pursuant to which the Company or any Subsidiary (A) has purchased any real property or (B) is a lessor or lessee of any real property or of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving in excess of $250,000;

(viii) any Contract (A) with any of its officers, directors, employees or stockholders or any member of their immediate families, other than employee offer letters on the Company’s standard form which are terminable at will (except as required by any applicable Legal Requirement) without liability to the Company or any Subsidiary, employee invention assignment and confidentiality agreements on the Company’s standard form and option grant and exercise agreements on the Company’s standard form (which forms have been provided to Parent’s counsel) or (B) with any Person with whom the Company or any Subsidiary does not deal at arm’s length;

(ix) any Contract pursuant to which the Company or any Subsidiary agrees to act as a guarantor or indemnitor for or against the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or Debt of any other Person, other than pursuant to any Standard Outbound IP Agreements, Standard Inbound IP Agreements, or Contracts identified in the following subsections of Schedule 2.18(a): (i), (ii), (x), or (xi);

(x) all licenses, sublicenses and other Contracts pursuant to which the Company or any Subsidiary acquired or is granted any right in or to any Third Party Intellectual Property or is authorized to market, distribute or resell any product, service or Third Party Intellectual Property, other than Standard Inbound IP Agreements and any Contracts identified in Schedule 2.18(a)(ii);

(xi) any Contract providing for the development of any Intellectual Property, independently or jointly, by the Company or any Subsidiary;

(xii) any Contract providing for the development of any Intellectual Property for the Company or any Subsidiary (other than employee invention assignment agreements, consulting agreements and independent contractor agreements with Authors on the Company’s standard form of agreement, copies of which have been provided to Parent’s counsel);

(xiii) any joint venture Contract or any other agreement that involves a sharing of profits, cash flows, expenses or losses with other Persons, other than Reseller Agreements;

(xiv) any Contract authorizing any third party to manufacture or reproduce any Company Products (other than the right to make archival or back-up copies), or to provide maintenance and support for any Company Products (other than Reseller Agreements);

(xv) any joint marketing, lead referral or reference sale agreement, other than Reseller Agreements;

(xvi) any Contract for the employment of any director, officer, employee or consultant of the Company or any other type of Contract with any officer, employee or consultant of the Company or any Subsidiary that is not immediately terminable by the Company or such Subsidiary without cost or liability, including any Contract requiring it to make a payment to any director, officer, employee or consultant on account of the Merger, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;

(xvii) any Contract or plan (including any stock option, stock purchase and/or stock bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of Company Common Stock or any other securities of the Company or any Subsidiary or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor, except for the Company Option Plans and the Company Options disclosed in Section 2.2(b);

(xviii) any Contract with any investment banker, broker, advisor or similar party, or any accountant, legal counsel or other Person retained by the Company, in connection with this Agreement and the transactions contemplated hereby;

(xix) any Contract pursuant to which it has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any Contract pursuant to which it has any material ownership interest in any other Person (other than the Subsidiaries);

(xx) any Contract with any Governmental Entity for the provision of products and/or services by the Company or any Subsidiary (a “Government Contract”);

(xxi) any litigation settlement agreement or currently effective litigation “standstill” or tolling agreement;

(xxii) any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC;

(xxiii) any Contract with any labor union or any collective bargaining agreement or similar contract with its employees; or

(xxiv) any other Contract not listed in subsections (i)-(xxiii) that individually provides for payments to or by the Company or its Subsidiaries in excess of $1,000,000. For the avoidance of doubt, no sales Contract with a customer or supplier Contract with a supplier that is not otherwise of the type listed in subsections (i)-(xxiii) shall be considered a Material Contract.

(b) All Material Contracts are in written form. Each of the Material Contracts is in full force and effect, and has not been amended in any material respect except as disclosed in any Schedule to the Company Disclosure Letter pursuant to Section 2.18(a) above. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company or any Subsidiary or to the knowledge of the Company, with respect to any other contracting party, which, with or without the giving of notice or the lapse of time, would reasonably be expected to (i) become a material default or event of default under any Material Contract, or (ii) give any third party (A) the right to declare a material default or exercise any remedy under any Material Contract, (B) the right to accelerate the maturity or performance of any material obligation of the Company or any Subsidiary under any Material Contract, or (C) the right to cancel, terminate or modify any Material Contract. Neither the Company nor any Subsidiary has received any written or, to the knowledge of the Company, oral, notice regarding any actual or possible material violation or breach of, material default under, or intention to cancel or modify any Material Contract. Correct and complete copies of all Material Contracts have been made available to Parent prior to the Agreement Date.

(c) To the knowledge of the Company, with respect to any Government Contract, there is, as of the Agreement Date, neither an existing nor a basis for a: (i) civil fraud or criminal investigation by any Governmental Entity; (ii) qui tam action brought against the Company or any Subsidiary under the Civil

False Claims Act; (iii) suspension or debarment proceeding (or equivalent proceeding) against the Company or any Subsidiary; (iv) claim or request by a Governmental Entity for a contract price adjustment based on asserted: defective pricing; disallowance of cost or non compliance with statute, regulation or contract; (v) dispute involving the Company or any Subsidiary on a Government Contract, or (vi) claim or equitable adjustment by the Company or any Subsidiary relating to a Government Contract. Neither the Company nor any Subsidiary has any material liability for renegotiation of Government Contracts.

2.19 Export Control Laws. The Company and each Subsidiary has conducted its export transactions in all material respects in accordance with applicable provisions of United States export control laws and regulations, including the Export Administration Act and implementing Export Administration Regulations. Without limiting the foregoing:

(a) the Company and each Subsidiary has obtained all export licenses and other approvals required for its exports of Company Products, software and technologies from the United States;

(b) the Company and each Subsidiary is in material compliance with the terms of all applicable export licenses or other approvals;

(c) there are no pending or, to the knowledge of the Company, threatened claims against the Company or any Subsidiary with respect to such export licenses or other approvals;

(d) to the knowledge of the Company, there are no actions, conditions or circumstances pertaining to the Company’s or any Subsidiaries’ export transactions that may give rise to any future claims; and

(e) no consents or approvals for the transfer of export licenses to Parent are required, or such consents and approvals can be obtained expeditiously without material cost.

2.20 Fairness Opinion. The Company Board has received an opinion from Goldman Sachs to the effect that, as of the Agreement Date, and based upon and subject to the matters and the limitations set forth therein, the Per-Share Cash Amount to be paid to holders of Company Common Stock (other than any shares of Company Common Stock the consideration for which will be or become subject to vesting or similar requirements) is fair to such holders from a financial point of view (the “Fairness Opinion”). Upon the Company’s receipt of the written version of the Fairness Opinion, the Company shall promptly provide to Parent a copy of such written version solely for informational purposes.

2.21 Information Supplied. The preliminary and definitive proxy statements to be filed by the Company with the SEC in connection with the Merger (collectively, the “Proxy Statement”) shall not, on each relevant filing date, on the date of mailing to the Company’s stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Sub that is contained in the Proxy Statement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub represent and warrant to the Company as follows:

3.1 Organization, Standing and Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Parent and Sub has the corporate power to own its properties and to conduct its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would not have a Material Adverse Effect on Parent. Each of Parent and Sub is not in violation of any of the provisions of its Articles or Certificate of Incorporation, as applicable, or Bylaws or equivalent organizational documents.

3.2 Authority; Noncontravention.

(a) Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming the due authorization, execution, and delivery by the Company of this Agreement, constitutes the valid and binding obligation of Parent and Sub, respectively, enforceable against Parent and Sub, respectively, in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (ii) Legal Requirements governing specific performance, injunctive relief and other equitable remedies.

(b) The execution and delivery of this Agreement by Parent and Sub do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the Articles or Certificate of Incorporation or Bylaws of Parent and Sub, in each case, as amended to date, (B) subject to compliance with the requirements set forth in Section 3.2(c), any material Legal Requirements applicable to Parent or Sub or any of their respective material properties or assets, or (C) any material Contract applicable to Parent or Sub or their respective properties or assets, other than, in the case of (B) and (C) above, such conflicts, violations, defaults, terminations, cancellations, accelerations, losses, consents, approvals or waivers, would not reasonably be expected to have a material adverse effect on Parent’s or Sub’s ability to perform their respective obligations under this Agreement.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, as provided in Section 1.4, (ii) such filings as may be required under the HSR Act and any applicable foreign Antitrust Laws, (iii) such reports and filings as may be required under the Exchange Act and the rules and regulations thereunder, (iv) such other filings and notifications as may be required under federal, state or foreign securities laws or the rules and regulations of The NASDAQ Stock Market, (v) the filing of a registration statement on Form S-8 with the SEC after the Closing Date covering the shares of Parent Common Stock issuable pursuant to Rollover Options and Rollover RSUs to be assumed by Parent, and (vi) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not reasonably be expected to have a material adverse effect on Parent’s or Sub’s ability to perform their respective obligations under this Agreement.

3.3 No Prior Sub Operations. Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

3.4 Stock Ownership. As of the Agreement Date, neither Parent nor Sub beneficially own any shares of Company Capital Stock. Neither Parent nor Sub, nor any of their “Affiliates” or “Associates,” has been an “interested stockholder” with respect to the Company at any time within three years of the Agreement Date, as those terms are used in Section 203 of Delaware Law.

3.5 Information Supplied. The information supplied by Parent for inclusion in the Proxy Statement shall not, on each relevant filing date, on the date of mailing to the Company’s stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in the Proxy Statement.

3.6 Financing. Parent has, and will have available to it upon the Effective Time, sufficient funds to consummate the transactions contemplated by this Agreement, including payment in full of the amounts payable to the holders of Company Capital Stock and holders of Company Options and Company RSUs being cashed out under Article I.

3.7 Brokers. The Company will not incur any liability, either directly or indirectly, to any investment banker, broker, advisor or similar party retained by Parent or any Affiliate of Parent as a result of this Agreement, the Merger or any act or omission of Parent, any of its Affiliates or any of their respective directors, officers, employees, stockholders or agents.

3.8 No Additional Representations. Parent acknowledges and agrees that except as expressly set forth in Article II of this Agreement, neither the Company nor any of its Subsidiaries nor any of their respective representatives has made any representation or warranty, express or implied, to Parent, Sub or any of their respective representatives in connection with this Agreement, the Merger or any of the other transactions contemplated hereby.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business of the Company and Subsidiaries. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time (except (w) to the extent expressly provided otherwise in this Agreement, (x) consented to in writing by Parent, (y) as set forth in Schedule 4.1 to the Company Disclosure Letter (denoting the relevant subsection below), or (z) as necessary to comply with applicable Legal Requirements (provided that the Company shall to the extent practicable and permitted by applicable Legal Requirements, notify Parent in advance of any action proposed to be taken by the Company to so comply with Legal Requirements that would otherwise not be permitted under the provisions of this Section 4.1)):

(i) the Company shall, and shall cause each Subsidiary to, use commercially reasonable efforts to conduct its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in material compliance with all applicable Legal Requirements;

(ii) the Company shall, and shall cause each Subsidiary to, (A) pay all of its Debt and Taxes when due, subject to good faith disputes over such Debt or Taxes, and provide Parent with correct and complete copies of all material submissions to and material correspondence with Tax Authorities in connection with pending tax audits or disputes, (B) pay or perform its other obligations when due, and (C) use commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it;

(iii) the Company shall, and shall cause each Subsidiary to, use commercially reasonable efforts to assure that each of its Material Contracts entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger;

(iv) the Company shall, and shall cause each Subsidiary to, maintain each of its leased premises in accordance with the terms of the applicable lease in all material respects; and

(v) the Company shall consult with Parent regarding the defense or settlement of any material litigation to which the Company is a party (other than routine litigation in the Ordinary Course of Business).

4.2 Restrictions on Conduct of Business of the Company and Subsidiaries. Without limiting the generality or effect of the provisions of Section 4.1, during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company shall not, and shall cause each Subsidiary not to, do, cause or permit any of the following (except (w) to the extent expressly provided otherwise in this Agreement, (x) as consented to in writing by Parent, (y) as set forth on Schedule 4.2 to the Company Disclosure Letter (denoting the relevant subsection below), or (z) as necessary to comply with applicable Legal Requirements (provided that the Company shall to the extent practicable and permitted by applicable Legal Requirements, notify Parent in advance of any action proposed to be taken by the Company to so comply with Legal Requirements that would otherwise not be permitted under the provisions of this Section 4.2)):

(i) Charter Documents. Cause or permit any amendments to its Certificate of Incorporation or Bylaws, or comparable governing documents;

(ii) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock (other than the payment of any dividend or distribution by any Subsidiary to the Company or another Subsidiary), split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service, or adopt or enter into any, “stockholder rights plan” or similar anti-takeover agreement or plan, or adopt any resolution, plan or arrangement for liquidation, dissolution or winding-up;

(iii) Stock Option Plans, Etc. Accelerate, amend or change the period of exercisability or vesting of any options or other rights granted under the Company Option Plans or the vesting of the securities purchased or purchasable under such options or other rights or the vesting schedule or repurchase rights applicable to any unvested securities issued under such stock plans or otherwise; amend or change any other terms of such options, rights or unvested securities; or authorize cash payments in exchange for any options or other rights granted under any of such plans or the securities purchased or purchasable under those options or rights or the unvested securities issued under such plans or otherwise;

(iv) Material Contracts. (A) Violate, terminate (other than allowing expiration according to its scheduled term, including failure to renew), or waive any of the material terms of, any of its Material Contracts; or (B) amend or otherwise modify (including by entering into a new Contract with such party or otherwise) any of its Material Contracts in such a way as to materially reduce the expected business or economic benefits thereof;

(v) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any Company Voting Debt or any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other Contracts of any character obligating it to issue any such shares or other convertible securities, other than (A) the issuance of shares of Company Common Stock pursuant to the exercise of Company Options or pursuant to the settlement of Company RSUs, in each case, outstanding on the Agreement Date, (B) per calendar quarter, the grant of Company RSUs for up to 150,000 shares of Company Common Stock, provided (1) such grants may only be made to (i) new non-officer hires who will have commenced employment with the Company or its Subsidiaries prior to the Closing Date as permitted under subsection (vi) below, (ii) existing non-officer employees of the Company and its Subsidiaries where the Chief Executive Officer of the Company determines that doing so is reasonably necessary to prevent such employee from terminating employment with the Company or its Subsidiaries, or (iii) members of the Company Board in connection with annual “refresh” grants consistent with past practices, (2) such grants may only be made in share amounts consistent with past practices (including any applicable standard grant size parameters), (3) none of such grants shall provide for acceleration upon any event, and (4) all of such grants to employees will vest over a five-year period with 20% vesting on the first anniversary of the date of grant, with the balance vesting ratably monthly over the next four years, and (C) the repurchase of any shares of Company Capital Stock from former employees, non-employee directors and consultants in accordance with Contracts providing for the repurchase of shares in connection with any termination of service;

(vi) Employees; Consultants; Independent Contractors. (A) Hire any officers at the vice president level or above, or enter into, or extend the term of, any employment or consulting agreement with any officer, employee, consultant or independent contractor (other than offer letters with no more than 50 newly hired employees in any calendar quarter using the Company’s standard form of offer letter which provides for at-will employment (in jurisdictions that recognize such concept) and which does not provide for severance, acceleration or post-termination benefits not imposed by applicable Legal Requirements), or enter into any collective bargaining agreement (unless required by applicable Legal Requirements) or (B) terminate the employment (other than for cause), change the title, office or position, or materially reduce the responsibilities of any vice president level or above personnel of the Company or any Subsidiary;

(vii) Loans and Investments. Make any loans or advances (other than routine travel advances and sales commission draws to employees of the Company or any Subsidiary consistent in all material respects with past practice) to, or any investments in or capital contributions to, any Person (including any officer, director or employee of the Company) other than any Subsidiary, or forgive or discharge in whole or in part any outstanding loans or advances; or otherwise modify in any material respect any loan previously granted;

(viii) Intellectual Property. (A) Transfer or license to any Person any rights to any Intellectual Property, or acquire or license from any Person any Third Party Intellectual Property Rights, other than in the Ordinary Course of Business, (B) transfer or provide a copy of any Company Source Code to any Person other than (1) providing Authors access to Company Source Code on a “need to know” basis in connection with development of Company Source Code or (2) the deposit of Company Source Code under a source code escrow agreement with an escrow holder entered into by the Company in the Ordinary Course of Business pursuant to the terms of a customer Contract, the terms of which source code escrow agreement being substantially similar to the source code escrow agreements entered into by the Company prior to the Agreement Date that have been made available by the Company to Parent, or (C) enter into any Contract providing for the development of material Intellectual Property by or for the Company or any Subsidiary (other than employee invention assignment agreements, consulting agreements and independent contractor agreements with Authors on the Company’s standard form of agreement);

(ix) Restrictive Contracts. Enter into or amend any Contract: (A) that expressly limits the right of the Company or any Subsidiary to engage or participate, or compete with any other Person, in any line of business, market or geographic area; (B) that grants most favored nation pricing (other than in customer Contracts entered in the Ordinary Course of Business where such pricing provision has a duration of no more than five years); (C) that grants exclusive sales, distribution, marketing or other similar exclusive rights to any third party; (D) that grants any rights of refusal, rights of first negotiation or similar rights to any third party; (E) that expressly limits the right of the Company or any Subsidiary to sell, distribute or manufacture any Company Products; or (F) that expressly limits the right of the Company or any Subsidiary to purchase or otherwise obtain any components, materials, supplies, equipment, parts, subassemblies, Intellectual Property or services that are material to the Company or any Subsidiary where enforcement of such limitation would be material to the Company and its Subsidiaries, taken as a whole;

(x) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to the Company’s and/or any of its Subsidiary’s businesses, taken as a whole, other than sales of services and products in the Ordinary Course of Business;

(xi) Indebtedness. (A) Incur any Debt, enter into any “keep well” or other Contract to maintain any financial statement condition, or enter into any arrangement having the economic effect of any of the foregoing, other than (i) in connection with the financing of ordinary course trade payables consistent in all material respects with past practice, (ii) pursuant to existing credit facilities in the Ordinary Course of

Business, or (iii) letters of credit or similar instruments to guarantee performance of the Company or any of its wholly-owned Subsidiaries entered into in the Ordinary Course of Business not to exceed $5,000,000 in the aggregate, or (B) enter into any Contract of the type described in Section 2.18(a)(ix);

(xii) Leases. Enter into any operating lease involving in excess of $250,000 in aggregate payments for any such lease;

(xiii) Payment of Obligations. Pay, discharge or satisfy, in an amount in excess of $250,000 in any one case or $1,500,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising otherwise than in the Ordinary Course of Business pursuant to Contracts made available to Parent, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Financial Statements;

(xiv) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements in excess of $8,000,000 in any calendar quarter;

(xv) Insurance. Materially change the amount of any insurance coverage other than in the Ordinary Course of Business;

(xvi) Employee Benefit Plans; Pay Increases. (A) Adopt or amend in any material respect any employee or compensation benefit plan, including any stock purchase, stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under ERISA or as necessary under the Code or other applicable Legal Requirements or as necessary to maintain the qualified status of such plan under the Code, (B) materially amend any deferred compensation plan within the meaning of Section 409A of the Code and the regulations thereunder except to the extent necessary to meet the requirements of such Section or regulations, (C) pay any special bonus or special remuneration to any employee or any non-employee director or consultant, or increase the salaries, wage rates or fees of its employees or consultants (other than pursuant to preexisting plans, policies or Contracts which have been made available to Parent and are set forth on Schedule 4.2(xvii) of the Company Disclosure Letter or salary increases in connection with annual performance reviews in percentage amounts consistent with past practices and not in excess of those used in the prior fiscal year), or (D) add any new members to the Company Board or to the board of directors of any Subsidiary (other than to replace a member of the Company Board or such Subsidiary who resigns or is otherwise removed from such position following the Agreement Date);

(xvii) Severance Arrangements. Grant or pay, or enter into any agreement or arrangement providing for the granting of any severance, retention or termination pay, or the acceleration of vesting or other benefits, to any Person (other than payments or acceleration made pursuant to preexisting plans, policies or Contracts which have been made available to Parent and are set forth on Schedule 4.2(xvii) of the Company Disclosure Letter);

(xviii) Lawsuits; Settlements. (A) Commence a lawsuit other than (1) for the routine collection of bills, (2) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business (provided that it consults with Parent prior to the filing of such a suit), or (3) for a breach of this Agreement, or (B) settle or agree to settle any pending or threatened lawsuit or other dispute, other than any settlement solely involving payment of an amount less than $500,000, or any settlement that is clearly covered in its entirety under an insurance policy of the Company;

(xix) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material to its and its Subsidiaries’ business, taken as a whole, or enter into any Contract with respect to a joint venture, strategic alliance or partnership;

(xx) Taxes. (A) Make or change any material election in respect of Taxes, (B) adopt or change any accounting method in respect of Taxes, (C) file any material Tax Return or any amendment to any Tax Return (provided that Parent will not unreasonably withhold its consent to such a filing), (D) submit any written responses to proposed adjustments by Tax Authorities in connection with pending tax audits or disputes, (E) enter into any Tax sharing or similar agreement or closing agreement, settle any claim or assessment in respect of Taxes, (F) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or (G) enter into intercompany transactions giving rise to deferred gain or loss of any kind;

(xxi) Accounting. Change accounting methods or revalue any of its material assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the Ordinary Course of Business), except in each case as required by changes in GAAP as concurred with by its independent auditors and after notice to Parent;

(xxii) Company SEC Reports. Fail to timely file any Company SEC Reports (in complete form, with all required signatures, certifications and exhibits) required to be filed between the Agreement Date and the Closing Date;

(xxiii) Real Property. (A) Enter into any agreement for the purchase or sale of any real property or (B) enter into any agreement for the lease of any real property involving an aggregate amount of $250,000 or more for any such lease;

(xxiv) Encumbrances. Place or allow the creation of any Encumbrance on any of its properties, other than Permitted Encumbrances;

(xxv) Interested Party Transactions. Enter into any Contract or transaction in which any officer, director, employee, agent or stockholder of the Company (or any member of their families) has an interest under circumstances that, if entered immediately prior to the Agreement Date, would require that such Contract be listed on Schedule 2.18 to the Company Disclosure Letter;

(xxvi) Cash Management Transactions. Enter into or materially modify any currency exchange, commodities or other hedging transactions or arrangements, or other investment or cash management transactions or arrangements other than in the Ordinary Course of Business;

(xxvii) Joint Development Contracts. Enter into or materially modify any Contract for the joint development with any other Person of any material product, system, software, content, technology or Intellectual Property by or for the Company or any of its Subsidiaries;

(xxviii) Manufacturing Agreements. Enter into any Contract to license, or any Contract to authorize, any third party to manufacture or reproduce finished or standalone products, systems or technology of the Company, other than any original design manufacturer Contract entered into by the Company in the Ordinary Course of Business, following prior consultation with Parent, that has a term of one year or less and that is not otherwise material to the business of the Company and its Subsidiaries, taken as a whole, and other than any purchase order entered into under any Contract that is in effect as of the Agreement Date which does not implement or effect any material change to the existing terms of such Contract;

(xxix) Industry Standards Groups. Enter into any Contract relating to the membership of, or participation by, the Company or any of its Subsidiaries in, or the affiliation of the Company or any of its Subsidiaries with, any industry standards group or association in which the Company or any of its Subsidiaries contributes and/or shares in pooled patent rights;

(xxx) Marketing Agreements. Enter into any material joint marketing or marketing support Contract;

(xxxi) Joint Ventures. Enter into any joint venture Contract that involves a sharing of profits, cash flows, expenses or losses with other Persons (other than Reseller Agreements); and

(xxxii) Other. Take or agree in writing or otherwise to take, any of the actions described in clauses (i) through (xxxi) in this Section 4.2, or any action with the knowledge that such action would reasonably be expected to make any of the Company’s representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent the Company from performing or cause the Company not to perform in any material respect one or more covenants required hereunder to be performed by the Company.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Proxy Statement.

(a) As promptly as reasonably practicable (but in any event within ten Business Days) after the Agreement Date, the Company shall prepare, and file with the SEC, preliminary proxy materials relating to the Company Stockholders Meeting. As promptly as reasonably practicable following the later of (i) receipt and resolution of SEC comments thereon, or (ii) the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, the Company shall file definitive proxy materials with the SEC (the “Proxy Statement”) and cause the Proxy Statement to be mailed to its stockholders. The Company will cause all documents that it is responsible for filing with the SEC or other regulatory authorities in connection with the Merger to (i) comply as to form with all applicable SEC requirements, and (ii) otherwise comply in all material respects with all applicable Legal Requirements and the rules and regulations promulgated thereunder. Except with respect to any Acquisition Proposal or as otherwise provided in Sections 5.3(d)-(f), prior to filing the preliminary proxy materials, definitive proxy materials or any other filing with the SEC or any other Governmental Entity, the Company shall provide Parent with reasonable opportunity to review and comment on each such filing in advance and the Company shall consider and act in good faith with respect to the incorporation of any changes in such filings reasonably proposed by Parent.

(b) The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff (or of notice of the SEC’s intent to review the Proxy Statement) and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any other filing or for additional/supplemental information, and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or other filing. Except with respect to any Acquisition Proposal or as otherwise provided in Sections 5.3(d)-(f), the Company shall (i) consult with Parent prior to responding to any comments or inquiries by the SEC or any other Governmental Entity with respect to any filings related to the Merger, (ii) provide Parent with reasonable opportunity to review and comment on any such written response in advance and consider and act in good faith with respect to the incorporation of any changes in such response reasonably proposed by Parent, and (iii) promptly inform Parent whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement or any other filing, and provide Parent with reasonable opportunity to review and comment on any such amendment or supplement in advance, shall include in such amendment or supplement all comments reasonably proposed by Parent, and shall cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to the stockholders of the Company, such amendment or supplement.

(c) If at any time prior to the Effective Time any event relating to the Company or any of its Affiliates, officers or directors should be discovered by the Company which is required to be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Parent. If at any time prior to the Effective Time, any event relating to Parent or any of its Affiliates, officers or directors should be discovered by Parent which is required to be set forth in a supplement to the Proxy Statement, Parent shall promptly inform the Company.

5.2 Meeting of Stockholders; Board Recommendation.

(a) Meeting of Stockholders. The Company shall, as promptly as reasonably practicable after the Agreement Date, establish a record date (which date will be as promptly as reasonably practicable following the Agreement Date) for, duly call, give notice of, convene and hold, the Company Stockholders Meeting for the sole purpose of obtaining the Company Stockholder Approval (including any adjournment of such meeting for the purpose of soliciting additional proxies in favor of the Company Stockholder Approval).

Except as communicated in a Change of Recommendation (as defined below) effected in compliance with Section 5.3, the Company will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the Company Stockholder Approval and will take all other reasonable action necessary to obtain such approvals and to secure the vote or consent of its stockholders required by and in compliance with the rules and regulations of The NASDAQ Stock Market, Delaware Law and its Certificate of Incorporation and Bylaws. The Company (i) shall consult with Parent regarding the date of the Company Stockholders Meeting, and (ii) shall not postpone or adjourn the Company Stockholders Meeting without the prior written consent of Parent; provided, however, that the Company may adjourn or postpone the Company Stockholders Meeting (A) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement the Company Board determines in good faith (after consultation with its outside legal counsel) is necessary (which determination shall not be made until after consultation with Parent, except with respect to any Acquisition Proposal or as otherwise provided in Sections 5.3(d)-(f)) is provided to the Company’s stockholders in advance of a vote on the Merger and this Agreement, (B) if, as of the time that the Company Stockholders Meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting, (C) if, as of the time that the Company Stockholders Meeting is originally scheduled, adjournment of the Company Stockholders Meeting is necessary to enable the Company to solicit additional proxies if there are not sufficient votes in favor of the Company Stockholder Approval, or (D) as required to provide for the expiration of any time period required in Sections 5.3(d)-(f).

(b) Board Recommendation. Subject to Section 5.3(d)-(f): (i) the Company Board shall recommend that the Company’s stockholders vote in favor of the Company Stockholder Approval at the Company Stockholders Meeting (the “Company Board Recommendation”); (ii) the Proxy Statement shall include a statement to the effect that the Company Board has recommended that the Company’s stockholders vote in favor of the Company Stockholder Approval at the Company Stockholders Meeting; and (iii) neither the Company Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify in a manner adverse to Parent, the recommendation of the Company Board that the Company’s stockholders vote in favor of the Company Stockholder Approval.

(c) Continuing Obligation. Until the termination of this Agreement in accordance with its terms, the Company’s obligation to call, give notice or convene and hold the Company Stockholders Meeting in accordance with this Section 5.2 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal, or Superior Offer, or by any Change of Recommendation (as defined in Section 5.3(d) below).

5.3 No Solicitation; Acquisition Proposals.

(a) No Solicitation Generally. Subject to Section 5.3(c), (d) and (f), from and after the Agreement Date until the earlier of the Effective Time and termination of this Agreement pursuant to Article VII, the Company and its Subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, Affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them (all of the foregoing collectively being the “Company Representatives”) to, directly or indirectly, (i) solicit or initiate, or knowingly encourage, knowingly facilitate or knowingly induce, the making, submission or public announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (as hereinafter defined), (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action knowingly facilitating, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition

Proposal, (iv) enter into any letter of intent or any other Contract (whether binding or not) contemplating or otherwise relating to any Acquisition Proposal, (v) submit any Acquisition Proposal to the vote of any stockholders of the Company or any Subsidiary, or (vi) grant any waiver or release under any standstill or similar agreement with respect to the Company or the Subsidiaries, or any class of equity securities of the Company or the Subsidiaries. The Company and its Subsidiaries will immediately cease any and all existing discussions or negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal and request the prompt return or destruction of all confidential information previously furnished to any Person with which the Company has engaged in any such activities within the 12-month period preceding the Agreement Date. The Company and its Subsidiaries shall enforce (and shall not, nor permit any Subsidiary to, waive) any rights under any standstill or similar agreements to which the Company or any Subsidiary is a party. If any Company Representative takes any action that the Company is obligated pursuant to this Section 5.3 not to permit such Company Representative to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 5.3.

“Acquisition Proposal” shall mean, with respect to the Company, any agreement, offer, proposal or indication of interest (other than this Agreement, the Merger or any other offer, proposal or indication of interest by Parent), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or indication of interest, relating to, or involving: (A) purchase from the Company or any acquisition by any Person or Group of more than a 15% interest in the total outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning 15% or more of the total outstanding voting securities of the Company, or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold securities representing less than 85% of the total outstanding voting power of the surviving or resulting entity of such transaction (or parent entity of such surviving or resulting entity); (B) any sale, acquisition, or disposition of more than 15% of the total assets of the Company and its Subsidiaries in any single transaction or series of related transactions; or (C) any liquidation or dissolution of the Company.

(b) Notice. The Company as promptly as practicable (but in no event more than one Business Day after receipt) shall advise Parent orally and in writing of (A) an Acquisition Proposal or (B) any request for non-public information which would reasonably be expected to lead to an Acquisition Proposal, as well as, in the event of any of (A)-(B) above, the material terms and conditions of such Acquisition Proposal or request, and the identity of the Person or Group making any such Acquisition Proposal or request. The Company will keep Parent informed as promptly as practicable (but in no event more than one Business Day after receipt) of any material changes (including any material amendments or modifications or proposed material amendments or modifications) to any such Acquisition Proposal or request, and provide to Parent as promptly as practicable (but in no event more than one Business Day after receipt) a summary of the material terms and conditions of any such Acquisition Proposal or request (including any material amendments or modifications or proposed material amendments or modifications). The Company shall provide Parent with prior notice of any meeting of the Company Board at which the Company Board is reasonably expected to discuss any Acquisition Proposal, including to determine whether such Acquisition Proposal is a Superior Offer (as defined in Section 5.3(c)).

(c) Superior Offers. In the event that any Person submits to the Company after the Agreement Date (and does not withdraw) an unsolicited, written, bona fide Acquisition Proposal that the Company Board concludes in good faith (after consultation with its outside legal counsel and a financial advisor of national standing) is, or would reasonably be expected to lead to, a Superior Offer, then notwithstanding Section 5.3(a), the Company may, so long as the Company Stockholder Approval has not yet been obtained, (i) enter into discussions with such Person regarding such Acquisition Proposal, and (ii) deliver or make available to such Person non-public information regarding the Company and its Subsidiaries, provided, in the case of each such Acquisition Proposal, that the Company, its Subsidiaries and the Company Representatives comply with each of the following: (A) neither the Company, any Subsidiary nor any Company Representative shall have violated any of the provisions of this Section 5.3 in any material respect, (B) prior to making available to such Person any material non-public information, the Company first shall have received from such Person an executed confidentiality agreement containing terms at least as restrictive with regard to the Company’s confidential information as the Confidentiality Agreement (as defined in Section 5.5), which confidentiality agreement shall not include any provision for any exclusive right to negotiate with such Person or having the actual or purported effect of restricting the Company from fulfilling its obligations under this Agreement and shall require such Person to agree to customary employee non-solicitation and “standstill” provisions covering at least 12 months from execution of such confidentiality agreement, (C) the Company first shall have given Parent advance written notice of its intent to take such actions, and (D) prior to or contemporaneously with delivering or making available any such non-public information to such Person, the Company shall deliver or make available such non-public information to Parent (to the extent such non-public information has not been previously delivered or made available by the Company to Parent).

“Superior Offer” shall mean, with respect to the Company, an unsolicited, bona fide written offer made after the Agreement Date by a third party (a) to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination (including by means of a tender offer followed promptly by a back-end merger) beneficial ownership of more than 50% of the assets of the Company or more than 50% of the total outstanding voting securities of the Company and as a result of which the stockholders of the Company immediately preceding such transaction would hold less than 50% of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or subsidiary thereof, (b) for consideration consisting exclusively of cash and/or SEC-registered securities, and (c) that the Company Board has concluded in good faith (following consultation with its outside legal counsel and a financial advisor of national standing), taking into account, among other things, all legal, financial, regulatory, timing and other aspects of the offer, including conditions to consummation and the Person making the offer, in each case deemed relevant by the Company Board (i) would be, if consummated, more favorable to the Company’s stockholders (in their capacities as stockholders) than the terms of this Agreement (after giving effect to any adjustments to the terms of this Agreement proposed by Parent in response to such Acquisition Proposal) and (ii) is reasonably likely to be consummated on the terms proposed.

(d) Change of Recommendation for Superior Offer. Nothing in this Agreement shall prevent the Company Board from withholding, withdrawing, qualifying, amending or modifying its recommendation to the Company’s stockholders to vote in favor of the Company Stockholder Approval (a “Change of Recommendation”) if:

(i) the Company Stockholder Approval has not yet been obtained;

(ii) the Company shall have complied in all material respects with the provisions and requirements set forth in Section 5.2 and this Section 5.3;

(iii) a Superior Offer is made to the Company that is not withdrawn and continues to be a Superior Offer and is set forth in a final and definitive written agreement submitted irrevocably to the Company (the “Definitive Third Party Agreement”);

(iv) the Company shall have provided to Parent four Business Days’ prior written notice (a “Notice of Superior Offer”) which shall state expressly (1) that the Company has received a Superior Offer, (2) the material terms and conditions of the Superior Offer and the identity of the Person or group of Persons making the Superior Offer, and (3) that it intends to effect a Change of Recommendation and such manner and timing in which it intends to do so, and shall have provided Parent with a copy of the Definitive Third Party Agreement concurrently with the delivery of the Notice of Superior Offer;

(v) the Company shall have during the four Business Day period referred to in subsection (iv) above, if requested by Parent, made the Company Representatives available to discuss with Parent’s representatives any modifications to the terms and conditions of this Agreement that the Parent desires to propose such that the Superior Offer would cease to constitute a Superior Offer;

(vi) Parent shall not have, within four Business Days of Parent’s receipt of the Notice of Superior Offer, made a written, binding and irrevocable (through the expiration of such four Business Day period) offer that the Company Board concludes in good faith (after consultation with its outside legal counsel and a financial advisor of national standing) to be at least as favorable to the Company’s stockholders (in their capacities as stockholders) as such Superior Offer (it being agreed that (A) the Company Board shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof, (B) that the Company Board will not effect a Change of Recommendation for four Business Days after receipt by Parent of the Notice of Superior Offer and the Definitive Third Party Agreement, and (C) any change to the financial or other material terms of such Superior Offer shall require a new Notice of Superior Offer to Parent and a new four Business Day period under this subsection (vi)); and

(vii) the Company Board has concluded in good faith (after consultation with its outside legal counsel), that, in light of such Superior Offer and any offer made by Parent pursuant to subsection (vi) above, that the failure to make a Change of Recommendation is reasonably likely to result in a breach of its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements.

(e) Change of Recommendation for Intervening Event. Nothing in this Agreement shall prevent the Company Board from making a Change of Recommendation for a reason unrelated to an Acquisition Proposal (it being understood and agreed that any Change of Recommendation proposed to be made in response to an Acquisition Proposal may only be made pursuant to and in accordance with the terms of Section 5.3(d)) if:

(i) the Company Stockholder Approval has not yet been obtained;

(ii) the Company shall have complied in all material respects with the provisions and requirements set forth in Section 5.2 and this Section 5.3;

(iii) the Company Board has concluded in good faith (after consultation with its outside legal counsel) that, in light of material facts, events and/or circumstances that have developed since the Agreement Date which were previously unknown by the Company and which were not reasonably foreseeable as of the Agreement Date (an “Intervening Event”) and taking into account the results of any discussions with Parent as contemplated by subsection (iv) below and any offer from Parent contemplated by subsection (v) below, the failure to make a Change of Recommendation is reasonably likely to result in a breach of its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements; provided that, for the avoidance of doubt, any determination by the Company Board after the Agreement Date that the Per-Share Cash Amount payable in the Merger is not sufficient shall not in and of itself constitute an Intervening Event;

(iv) the Company has provided to Parent at least four Business Days’ prior written notice that the Company Board intends to make a Change of Recommendation (“Notice of Intervening Event”) and if requested by Parent, the Company shall have made the Company Representatives available during the four Business Day period to discuss with Parent’s representatives (A) the facts, events and circumstances underlying such proposed Change of Recommendation and the Company Board’s reason for proposing to effect such Change of Recommendation and (B) any modifications to the terms and conditions of this Agreement that the Parent desires to propose that that would obviate the need for the Company Board to effect such Change of Recommendation; and

(v) Parent shall not have, within the aforementioned four Business Day period, made a written, binding and irrevocable (through the expiration of such four Business Day period) offer that the Company Board concludes in good faith (after consultation with its outside legal counsel and a financial advisor of national standing) would obviate the need for the Company Board to effect such Change of Recommendation (it being agreed that (A) the Company Board shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof, (B) the Company Board will not effect a Change of Recommendation for four Business Days after receipt by Parent of the Notice of Intervening Event, and (C) any change in the facts, events or circumstances related to the Intervening Event shall require a new Notice of Intervening Event to Parent and a new four Business Day period and discussion process under subsection (iv) above).

(f) Compliance with Tender Offer Rules. Nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A, promulgated under the Exchange Act, or (ii) making any disclosure to the Company’s stockholders if the Company Board has concluded in good faith (after consultation with its outside legal counsel) that failure to make such disclosure is reasonably likely to result in a breach of its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements (a “Required Fiduciary Disclosure”); provided, however, that (x) any “stop, look, and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, and any substantially similar communication that solely constitutes a recitation of the fact that an Acquisition Proposal has been received and a factual description of the terms and background thereof, and that no position has been taken by the Company Board as to the advisability or desirability of such Acquisition Proposal, shall not be deemed to be a Change of Recommendation, (y) such disclosure shall not be deemed to be a Change of Recommendation if the Required Fiduciary Disclosure relates to an Acquisition Proposal and the text of such Required Fiduciary Disclosure includes a public statement that the Company Board is expressly reaffirming the Company Board Recommendation, and (z) the Company Board shall not recommend that the Company’s stockholders tender shares of Company Capital Stock in connection with any tender or exchange offer, or effect a Change of Recommendation in connection with an Acquisition Proposal unless specifically permitted to do so pursuant to Section 5.3(d).

5.4 Access to Information.

(a) During the period commencing on the Agreement Date and continuing until the earlier of the termination of this Agreement or the Effective Time, (i) the Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during business hours to (A) all of the properties, books, Contracts and records of the Company and each Subsidiary, and (B) all other information concerning the business, results of operations, product development efforts, properties (tangible and intangible, including Intellectual Property) and personnel of the Company or any Subsidiary as Parent may reasonably request, and (ii) the Company shall, promptly upon request, provide to Parent and its accountants, counsel and other representatives correct and complete copies of the following documents of the Company and each Subsidiary which it has in its possession (A) internal financial statements and documentation regarding internal controls, (B) Tax Returns, Tax elections and all other records and workpapers relating to Taxes, (C) a schedule of any deferred intercompany gain with respect to transactions to which the Company or any Subsidiary has been a party, and (D) receipts for any Taxes paid to foreign Tax Authorities, provided, however, that Company may restrict the foregoing access to the extent that (X) such access would violate or result in the loss or material impairment of any information subject to the attorney-client privilege or the attorney work product doctrine or (Y) any Legal Requirement applicable to Company or a Subsidiary or the terms of any Material Contract requires that such party restrict or prohibit access to any such properties or information.

(b) Subject to compliance with applicable Legal Requirements, from the Agreement Date until the earlier of the termination of this Agreement or the Effective Time, the Company shall notify Parent of, and confer from time to time as requested by Parent with one or more representatives of Parent to discuss, any material changes or developments in the operational matters of the Company and each Subsidiary and the general status of the ongoing operations of the Company and each Subsidiary.

(c) No information or knowledge obtained in any investigation pursuant to this Section 5.4 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the Merger.

5.5 Confidentiality; Public Disclosure.

(a) The parties hereto acknowledge that Parent and the Company have previously executed an Amended and Restated Confidentiality Agreement dated October 1, 2009 (as may be amended from time to time, the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms.

(b) Parent and the Company have agreed to the text of the initial press release announcing the signing of this Agreement and the transactions contemplated hereby. Except with respect to any Acquisition Proposal or as otherwise provided in Section 5.3, the Company shall consult to the fullest extent practicable and discuss in good faith with Parent the form and content of any press release, public statement or other public communication regarding the Merger prior to its release and shall consider in good faith any reasonable changes which are suggested by Parent prior to releasing or making such press release, public statement or public communication. The Company shall cause its employees, officers and directors to comply with this Section 5.5. Parent shall consult in good faith with the Company on its general communications strategy for customers, suppliers and employees regarding the Merger.

5.6 Regulatory Approvals.

(a) Each of Parent and the Company shall promptly after the execution of this Agreement apply for or otherwise seek, and use its reasonable best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger. Without limiting the generality or effect of the foregoing, each of Parent and the Company shall, as soon as practicable, make any initial filings required under the HSR Act, and any other additional filings required by the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other applicable federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). The parties shall promptly supply one another with any information that may be required in order to obtain the aforementioned consents and approvals. The parties hereto shall (i) consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any foreign or other Antitrust Law, (ii) coordinate with one another in preparing and exchanging such materials, and (iii) promptly provide one another (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by a party to any Governmental Entity in connection with this Agreement; provided, that with respect to any such analyses, appearances, presentations, memoranda, briefs, arguments, opinions, or proposals or such filings, presentations or submissions, each of Parent and the Company need not supply the other (or its counsel) with copies (or in case of oral presentations, a summary) to the extent that any applicable Legal Requirement requires such party or its subsidiaries to restrict or prohibit access to any such properties or information.

(b) Each party will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto, and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.6(a), each party will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(c) Each of Parent and the Company shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under any applicable Antitrust Laws. Each of Parent and the Company shall use reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Parent and the Company shall take any and all of the following actions to the extent necessary to obtain the approval of any Governmental Entity with jurisdiction over the enforcement of any applicable laws regarding the transactions contemplated hereby: (i) entering into negotiations; (ii) providing information required by applicable Legal Requirements or governmental regulation; and (iii) substantially complying with any “second request” for information pursuant to the Antitrust Laws.

(d) Notwithstanding anything in this Agreement to the contrary, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, it is expressly understood and agreed that: (i) Parent shall not have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; and (ii) Parent shall be under no obligation to make proposals, execute or carry out agreements or submit to orders providing for a Divestiture.

“Divestiture” shall mean (1) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent or the Company or any of their respective Affiliates, (2) the imposition of any limitation or restriction on the ability of Parent or any of its Affiliates to freely conduct their business or the business of the Company or its Affiliates or own such assets, or (3) the holding separate of the shares of Company Capital Stock or any limitation or regulation on the ability of Parent or any of its Affiliates to exercise full rights of ownership of the shares of Company Capital Stock.

(e) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party’s right to terminate the Agreement pursuant to Section 7.1(b) so long as such party has until such date complied in all material respects with its obligations under this Section 5.6.

5.7 Reasonable Efforts. Subject to the different efforts standard of Section 5.6(a) and (c) and the limitations set forth in Section 5.6(d), each of the parties hereto agrees to use commercially reasonable efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including (a) taking all reasonable actions necessary to satisfy the respective conditions set forth in Article VI, and (b) executing and delivering such other instruments and doing and performing such other acts and things as may be necessary or reasonably desirable to effect completely the consummation of the Merger and the other transactions contemplated hereby.

5.8 Third Party Consents; Notices.

(a) The Company shall use commercially reasonable efforts (not to require a concession or expenditure) to obtain prior to the Closing, and deliver to Parent at or prior to the Closing, all consents, waivers and approvals under each Contract listed or described on Schedule 2.3(b) or Schedule 2.3(c) (and any Contract entered into after the Agreement Date that would have been required to be listed or described on Schedule 2.3(b) or Schedule 2.3(c) if entered into prior to the Agreement Date) as reasonably specified by Parent, using a form reasonably acceptable to Parent.

(b) The Company shall give all notices and other information required to be given to the employees of the Company or any Subsidiary under any applicable Legal Requirements in connection with the transactions contemplated by this Agreement.

5.9 Notice of Certain Matters. The Company will exercise commercially reasonable efforts to notify Parent in writing promptly after obtaining knowledge of: (i) any written notice or written other communication from any Person alleging that the consent of such person is or may be required in connection with the Merger; (ii) any written notice or other written communication from any Governmental Entity in connection with the Merger; (iii) any action, suit, arbitration, mediation, proceeding, claim or investigation by or before any Governmental Entity or arbitrator initiated by or against it or any of its Subsidiaries, or known by the Company or any of its Subsidiaries to be threatened against the Company or any of its Subsidiaries or any of their respective directors, officers, employees or shareholders in their capacity as such, or of any written correspondence from any Person asserting or threatening a claim against the Company or with respect to any of its assets or properties (including Intellectual Property) that is, or is reasonably likely to be, material to the Company and its Subsidiaries, taken as a whole; (iv) any claim, or any written inquiry by any Taxing Authority, regarding a material deficiency to pay Taxes payable by the Company; or (v) any event that occurs after the date of this Agreement, that had it occurred prior to the date of this Agreement, would have constituted an exception to the representation set forth in Section 2.4(f). The Company will notify Parent in writing promptly after learning of any change, occurrence or event which is reasonably likely to cause any of the conditions to closing set forth in Article VI not to be satisfied. No notification given under this Section 5.9 shall affect the representations, warranties, covenants or agreements of the parties herein or affect the satisfaction or non-satisfaction of any conditions to the obligations of the parties under this Agreement or otherwise limit or affect the remedies available hereunder to Parent.

5.10 Employees.

(a) As soon as reasonably practicable after the Effective Time, Parent shall ensure that the Continuing Employees located in the United States (“U.S. Continuing Employees”) shall receive health and welfare benefits that in the aggregate for each such employee are no less favorable than those provided to a similarly situated employee of Parent or its Affiliates who is not a U.S. Continuing Employee taking into account the employee’s performance and geographic location.

(b) Except to the extent necessary to avoid the duplication of benefits, Parent shall cause the Surviving Corporation and its other Affiliates to recognize the service of each U.S. Continuing Employee with the Company or its Affiliates before the Effective Time as if such service had been performed with Parent or its Affiliates for all purposes under the vacation and severance plans maintained by Parent or its Affiliates after the Effective Time and for the purposes of eligibility and vesting under all other employee benefit plans, programs and agreements maintained by Parent or its Affiliates after the Effective Time (in each case, to the extent such plans, programs, or agreements are made available to the U.S. Continuing Employees, as determined by Parent).

(c) With respect to any welfare plan maintained by Parent or its Affiliates in which U.S. Continuing Employees are eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its other Affiliates, to the extent permitted by the relevant welfare plan, to (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans maintained by the Company or its Affiliates prior to the Effective Time and (ii) provide each such employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

5.11 Assumption of Options and Certain Other Matters.

(a) At the Effective Time, each Rollover Option held by a Continuing Employee that is unexpired, unexercised and outstanding as of the Effective Time, whether vested or unvested, shall, on the terms and subject to the conditions set forth in this Agreement, be assumed by Parent. Each such Rollover Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions (including, if applicable, the vesting arrangements and other terms and conditions set forth in the Company Option Plan that such Rollover Option was granted under and the applicable stock option agreement) as are in effect immediately prior to the Effective Time, except that (i) such option shall be exercisable for that number of whole shares of Parent Common Stock equal to the product (rounded down to the next whole number of shares of Parent Common Stock, with no cash being payable for any fractional share eliminated by such rounding) of the number of shares of Company Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time and the Option Exchange Ratio, (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed option shall be equal to the quotient (rounded up to the next whole cent) obtained by dividing the exercise price per share of Company Common Stock at which such option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, (iii) no assumed Rollover Option may be “early exercised” (i.e., an assumed Rollover Option may be exercised for shares of Parent Common Stock only to the extent such assumed Rollover Option is vested at the time of exercise pursuant to the applicable vesting schedule), and (iv) Parent’s board of directors or a committee thereof shall succeed to the authority of the Company Board or any committee thereof with respect to the Rollover Options and Company Option Plans. It is the intent of the parties that to the extent permitted by applicable Legal Requirements, all assumed options in respect of Rollover Options that prior to the Effective Time were treated as incentive or non-qualified stock options under the Code shall from and after the Effective Time continue to be treated as incentive or non-qualified stock options, respectively, under the Code. The Merger shall not terminate any of the outstanding Rollover Options or accelerate the exercisability or vesting of such options or the shares of Parent Common Stock which shall be subject to those options upon Parent’s assumption of such options in the Merger. Promptly after the Closing Date, Parent shall issue to each Person who immediately prior to the Effective Time was a holder of an outstanding Rollover Option a document evidencing the foregoing assumption of such option by Parent.

(b) At the Effective Time, each Rollover RSU that is outstanding as of the Effective Time shall, on the terms and subject to the conditions set forth in this Agreement, be assumed by Parent. Each such Rollover RSU so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions (including, if applicable, the vesting arrangements and other terms and conditions set forth in the Company Option Plan that such Rollover RSU was granted under and the applicable award agreement) as are in effect immediately prior to the Effective Time, except that (i) such Rollover RSU shall be for that number of whole shares of Parent Common Stock equal to the product (rounded down to the next whole number of shares of Parent Common Stock, with no cash being payable for any fractional share eliminated by such rounding) of the number of shares of Company Common Stock that were issuable under such Rollover RSU immediately prior to the Effective Time and the Option Exchange Ratio and (ii) Parent’s board of directors or a committee thereof shall succeed to the authority of the Company Board or any committee thereof with respect to the Rollover RSUs and the Company Option Plans. The Merger shall not terminate any of the outstanding Rollover RSUs or accelerate the vesting of such Rollover RSUs or the shares of Parent Common Stock which shall be subject to those Rollover RSUs upon Parent’s assumption of the Rollover RSUs in the Merger. Promptly after the Closing Date, Parent shall issue to each Person who immediately prior to the Effective Time was a holder of an outstanding Rollover RSU a document evidencing the foregoing assumption of such Rollover RSU by Parent.

(c) On or about the date which is five Business Days prior to the expected date on which the Closing will occur, the Company shall deliver to Parent a revised list of each Person who the Company reasonably believes is, with respect to the Company or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), and each agreement the Company reasonably believes would give rise to non-deductibility under Sections 280G and 4999 of the Code.

(d) Parent shall prepare and file with the SEC a registration statement on Form S-8 covering the shares of Parent Common Stock issuable upon exercise of Rollover Options and under the Rollover RSUs assumed by Parent for which a Form S-8 registration statement is available as soon as reasonably practicable after the Closing.

(e) At the Effective Time, Parent shall assume the Company’s 2007 Stock Incentive Plan (the “Specified Target Plan”) and all unissued shares reserved for future issuance (the “Assumed Shares”) under the Specified Target Plan. The Assumed Shares shall thereafter be reserved for issuance under an acquisition equity incentive plan of Parent (the “Parent Acquisition Equity Incentive Plan”), which Parent will implement in connection with the Merger. The Assumed Shares reserved for issuance shall be subject to the terms and conditions of the Parent Acquisition Equity Incentive Plan.

5.12 Spreadsheet. The Company shall prepare and deliver to Parent, at or prior to the Closing, a spreadsheet in a form to be supplied by Parent to the Company, which spreadsheet shall be dated as of the Closing Date and shall set forth, as of the Closing Date and immediately prior to the Effective Time, (i) the names of all holders of Company Options, Company RSUs and Unvested Company Shares, their respective addresses and where available, taxpayer identification numbers, and whether they are then providing services to the Company or its Subsidiaries, (ii) the number of shares of Company Common Stock subject to Company Options and Company RSUs, and/or the number of Unvested Company Shares held by such Persons, (iii) the exercise price per share in effect for each Company Option and each Company RSU immediately prior to the Effective Time, (iv) the vesting status and schedule with respect to each Company Option, each Company RSU and each Unvested Company Share held by each holder thereof (including the vesting commencement date and repurchase price payable per share with respect to any Unvested Company Share), (v) the Tax status of each Company Option under Section 422 of the Code, and (vi) the number of shares of Parent Common Stock issuable upon exercise of the Company Options or upon vesting of the Company RSUs to be assumed by Parent and the per share exercise price thereof (such spreadsheet the “Spreadsheet”). A draft of the Spreadsheet shall be provided by the Company to Parent not later than two Business Days prior to the proposed date of the Closing.

5.13 Indemnification.

(a) From and after the Effective Time until the sixth anniversary of the date on which the Merger becomes effective, Parent will assume, and will cause the Surviving Corporation to fulfill and honor in all respects, the obligations of the Company to its directors and officers as of immediately prior to the Effective Time (the “Indemnified Parties”) pursuant to any indemnification agreements with the Company and any indemnification or advancement provisions under the Company’s Certificate of Incorporation or Bylaws as in effect on the Agreement Date with respect to their acts and omissions as directors and officers of the Company occurring prior to the Effective Time, in each case, subject to applicable Legal Requirements. From and after the Effective Time, such obligations shall be the joint and several obligations of Parent and the Surviving Corporation. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to advancement, exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the Agreement Date, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by Legal Requirements.

(b) From the Effective Time until the sixth anniversary of the date on which the Merger becomes effective, the Surviving Corporation shall maintain in effect, and Parent shall cause the Surviving Corporation to maintain in effect, for the benefit of the Indemnified Parties with respect to their acts and omissions as directors and officers of the Company occurring prior to the Effective Time, the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the Agreement Date in the form made available by the Company to Parent prior to the Agreement Date (the “Existing D&O Policy”), to the extent that directors’ and officers’ liability insurance coverage is commercially available; provided, however, that: (i) the Surviving Corporation may substitute for the Existing D&O Policy a policy or policies of comparable coverage, including a “tail” insurance policy; and (ii) the Surviving Corporation shall not be required to pay annual premiums for the Existing D&O Policy (or for any substitute or “tail” policies) in excess of an amount equal to 300% of the most recently paid annual premium for the Existing D&O Policy (the “Maximum Premium”). In the event any future annual premiums for the Existing D&O Policy (or any substitute policies) exceed the Maximum Premium, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing D&O Policy (or any substitute or “tail” policies) to the amount of coverage that can be obtained for a premium equal to the Maximum Premium.

(c) This Section 5.13 shall survive the consummation of the Merger, is intended to benefit each of the Indemnified Parties, shall be binding on all successors and assigns of the Surviving Corporation and Parent, shall be enforceable by each Indemnified Party and his or her heirs and representatives, and may not be amended, altered or repealed after the Effective Time without the prior written consent of the affected Indemnified Party (provided that any amendment, alteration or repeal prior the Effective Time shall be governed by Section 7.4).

5.14 Termination of Benefit Plans. The Company shall take such actions in furtherance of freezing or terminating Company Employee Plan(s) as Parent may reasonably require. In the event that actions taken with respect to Company Employee Plans would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent no later than ten Business Days prior to the Closing Date.

5.15 Section 16 Matters. Provided that the Company delivers to Parent the Section 16 Information (as defined below) in a timely fashion, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Legal Requirements) to cause any disposition of Company Capital Stock (including derivative securities with respect to Company Capital Stock) or acquisition of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by Article I of this Agreement by each Company Insider to be exempt under Rule 16b-3 promulgated under the Exchange Act. “Section 16 Information” shall mean information regarding the Company Insiders, the number of shares of Company Capital Stock held by each such Company Insider and expected to be exchanged for cash in connection with the Merger, and the number and description of the Company Options and Company RSUs held by each such Company Insider and expected to be converted into options to purchase Parent Common Stock and restricted stock units for Parent Common Stock, in connection with the Merger. “Company Insiders” shall mean those individuals who are subject to the reporting requirement of Section 16(a) of the Exchange Act with respect to the Company.

5.16 Takeover Statutes. The Company and the Company Board shall (i) take all actions necessary to ensure that no takeover statute or similar statute or regulation is or becomes applicable to this Agreement and the transactions contemplated hereby and (ii) if any takeover statute or similar statute or regulation becomes applicable to this Agreement or any transactions contemplated hereby, take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated hereby.

5.17 Certificates. The Company shall prior to the Closing Date deliver (i) FIRPTA documentation, including (A) a notice to the Internal Revenue Service, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), in the form reasonably requested by Parent, dated as of the Closing Date and executed by the Company, together with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of the Company after the Effective Time, and (B) a FIRPTA Notification Letter, in the form reasonably requested by Parent, dated as of the Closing Date and executed by the Company; and (ii) a certificate dated within three Business Days of the Closing from the Secretary of State of the State of Delaware certifying that the Company is in good standing.

5.18 Director and Officer Resignations. At the request of Parent, the Company shall use commercially reasonable efforts to obtain a written letter of resignation from each of the directors and officers of the Company and from each of the directors and officers of each Subsidiary that will be effective as of immediately prior to the Effective Time.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto (it being understood that each such condition is solely for the benefit of the parties hereto and may be waived in writing by their mutual agreement without notice, liability or obligation to any Person):

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any action have been taken by any Governmental Entity, and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the Merger, which prohibits, makes illegal, or enjoins the consummation of the Merger.

(c) Certain Governmental Approvals. All applicable waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act shall have expired or early termination of such waiting periods shall have been granted.

6.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by the Company (it being understood that each such condition is solely for the benefit of the Company and may be waived in writing by the Company in its sole discretion without notice, liability or obligation to any Person):

(a) Representations and Warranties. (i) The representations and warranties of Parent in Section 3.1 and Section 3.2(a) shall be true and correct on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), and (ii) all other representations and warranties of Parent in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true and correct on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), except where the circumstances causing the failure of such representations or warranties to be true and correct have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. The Company shall have received a certificate to such effect signed on behalf of Parent and Sub by a duly authorized officer of Parent.

(b) Covenants and Agreements. Parent and Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Parent and Sub at or prior to the Closing. The Company shall have a received a certificate to such effect signed on behalf of Parent and Sub by a duly authorized officer of Parent and Sub.

6.3 Additional Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Parent (it being understood that each such condition is solely for the benefit of Parent and may be waived by Parent in its sole discretion without notice, liability or obligation to any Person):

(a) Representations and Warranties. (i) The representations and warranties of the Company in Section 2.1(a), Section 2.3(a) and Section 2.3(d) of this Agreement shall be true and correct on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), (ii) the representations and warranties of the Company in Section 2.2(a) of this Agreement shall be true and correct on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), except with respect to deviations in the Company’s actual fully-diluted capitalization (including outstanding Company Capital Stock, Company Options, and any other securities of the Company on an as-converted to Company Common Stock basis) from the Company’s fully-diluted capitalization as represented and warranted by the Company in Section 2.2(a) by an amount that does not exceed one percent (1.0%) of such fully-diluted capitalization, and (iii) all other representations and warranties of the Company in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true and correct on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), except where the circumstances causing the failure of such representations or warranties to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company.

(b) Covenants and Agreements. The Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing. Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company.

(c) No Litigation. (A) No claim, suit, action or proceeding brought by any Governmental Entity shall be pending wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent, restrain, prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded, (iii) prohibit, limit or adversely affect in any material respect, or place any material conditions on, the ownership, control or operation by Parent, the Company, or any of their respective Affiliates of the business or any material portion of the assets of the Company and its Subsidiaries, or Parent and its Subsidiaries, or require any such Person to effect a Divestiture, or (iv) have a Material Adverse Effect on the Company or Parent and (B) no such injunction, judgment, order, decree, ruling or charge shall be in effect nor shall any Legal Requirement have been enacted having any such effect.

(d) Additional Governmental Approvals. Parent, Sub and the Company and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, including under any applicable foreign or other Antitrust Laws, necessary for consummation of, or in connection with, the Merger and the other transactions contemplated hereby in each jurisdiction where the failure to obtain any such approval, waiver or consent would materially impair the business or operations of Parent, the Company or any of their material Subsidiaries or materially impact the relationship of Parent, the Company or any of their respective material Subsidiaries with a Governmental Entity in a manner that would reasonably be expected to materially impair its business or operations in such jurisdiction.

(e) No Material Adverse Effect. Since the Agreement Date, there shall not have occurred any Material Adverse Effect on the Company, nor any change, event or condition that, individually or in the aggregate with any other changes, events and conditions, would reasonably be expected to have a Material Adverse Effect on the Company. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. At any time prior to the Effective Time, this Agreement may be terminated and the Merger abandoned by action taken or authorized by the Board of Directors of the terminating party or parties, which action (i) in the case of termination pursuant to Section 7.1(a), Section 7.1(b), Section 7.1(c), Section 7.1(e) and Section 7.1(f), may be taken or authorized before or after the Company Stockholder Approval has been obtained, (ii) in the case of termination pursuant to Section 7.1(g) and Section 7.1(h), may be taken or authorized only before the Company Stockholder Approval has been obtained, and (iii) in the case of termination pursuant to Section 7.1(d), may be taken or authorized only after the Company Stockholders’ Meeting has been held at which a vote was taken on the Company Stockholder Approval:

(a) by mutual written consent duly authorized by the Company Board and the board of directors (or a duly authorized committee thereof) of Parent;

(b) by either Parent or the Company, if the Closing shall not have occurred on or before June 12, 2010 or any other date that Parent and the Company may agree upon in writing (the “Initial End Date”); provided, however, that if the Closing shall not have occurred by the Initial End Date, but on such date, all of the conditions to Closing set forth in Article VI (other than conditions that by their nature are only to be satisfied as of the Closing) other than the conditions set forth in Sections 6.1(b), 6.1(c), 6.3(c) and 6.3(d) have been satisfied or waived in writing, then neither party shall be permitted to terminate the Agreement pursuant to this Section 7.1(b) until October 12, 2010 (the “Extended End Date”) and, provided, further, in any event, a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(b) if the failure to consummate the Merger by the Initial End Date or the Extended End Date, as the case may be, is principally caused by the breach by such party of this Agreement;

(c) by either Parent or the Company, if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d) by either Parent or the Company, if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Company stockholders duly convened therefor or at any adjournment thereof; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d) if the failure to obtain such Company Stockholder Approval is caused by any action or failure to act of the Company that constitutes a material breach of this Agreement;

(e) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the condition set forth in Section 6.2(a) or 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable within 30 days (but not later than the Initial End Date or the Extended End Date, as the case may be) by Parent, then the Company may not terminate this Agreement under this Section 7.1(e) for 30 days (or until the Initial End Date or the Extended End Date) after delivery of written notice from the Company to Parent of such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this paragraph (e) if such inaccuracy or breach by Parent is cured during such period);

(f) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the condition set forth in Section 6.3(a) or 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided that if such inaccuracy in the Company’s representations and warranties or breach by the Company, is curable within 30 days (but not later than the Initial End Date or the Extended End Date, as the case may be) by the Company, then Parent may not terminate this Agreement under this Section 7.1(f) for 30 days (or until the Initial End Date or the Extended End Date) after delivery of written notice from Parent to the Company of such breach or inaccuracy (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (f) if such inaccuracy or breach by the Company is cured during such period);

(g) by Parent if a Triggering Event (as defined below) shall have occurred; or

(h) by the Company upon a Change of Recommendation effected by the Company Board in compliance with Section 5.3(d) and following payment to Parent by the Company of all amounts due pursuant to Section 7.3(b) of this Agreement in accordance with the terms specified therein.

For the purposes of this Agreement, a “Triggering Event” shall be deemed to have occurred if: (i) the Company Board or any committee thereof shall have effected a Change of Recommendation for any reason; (ii) the Company shall have failed to convene or hold the Company Stockholders’ Meeting in accordance with Section 5.2, (iii) the Company shall have failed to include in the Proxy Statement the Company Board Recommendation; (iv) the Company Board or any officer of the Company shall have directly or indirectly materially breached any of the provisions of Sections 5.2 or 5.3; (v) the Company Board or any committee thereof shall have approved or publicly recommended any Acquisition Proposal (other than the Merger); (vi) the Company shall have entered into any letter of intent or other Contract accepting any Acquisition Proposal (other than the Merger); (vii) the Company Board fails to reaffirm the Company Board Recommendation within 10 Business Days after Parent requests in writing that such recommendation be reaffirmed in response to an Acquisition Proposal or material modification to an Acquisition Proposal (or if such request is delivered less than 10 Business Days prior to the Company Stockholders Meeting, no later than one Business Day prior to the Company Stockholders Meeting, provided further, that if such Acquisition Proposal is subsequently modified within such period, then the Company Board shall be required to reaffirm such recommendation no later than one Business Day prior to the Company Stockholders’ Meeting); or (viii) a tender or exchange offer relating to securities of the Company shall have been commenced by a Person unaffiliated with Parent, and the Company (x) fails to send to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within 10 Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer (the “Rejection Recommendation”) and reaffirms the Company Board Recommendation or (y) fails to reaffirm the Rejection Recommendation in any press release published by the Company (or by any of its Affiliates) or in any Schedule 14D-9 filed by the Company with the SEC, in each case relating to such tender offer or exchange offer, at any time after the foregoing 10 Business Day period.

7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective officers, directors, stockholders or affiliates; provided, however, that (i) the provisions of Section 5.5(a) (Confidentiality), this Section 7.2 (Effect of Termination), Section 7.3 (Expenses and Termination Fees) and Article VIII (General Provisions) shall remain in full force and effect and survive any termination of this Agreement, and (ii) nothing herein shall relieve any party hereto from liability in connection with any willful breach of any of such party’s representations, warranties, covenants or agreements contained in this Agreement.

7.3 Expenses and Termination Fees.

(a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

(b) Company Payment. The Company shall pay to Parent a fee equal to $63,500,000 (the “Termination Fee”) in the event that this Agreement is terminated: (i) pursuant to Section 7.1(g); (ii) pursuant to either Section 7.1(b) or 7.1(d) following the occurrence of a Triggering Event; (iii) pursuant to Section 7.1(h); or (iv) pursuant to Section 7.1(d) if (A) prior to such termination, an Acquisition Proposal with respect to the Company was publicly disclosed and (B) within 12 months following the termination of this Agreement, either an Acquisition (as defined in Section 7.3(e)) with respect to the Company is consummated or the Company enters into a Contract providing for an Acquisition which is subsequently consummated (even if consummated following such 12 month period). The Company shall pay to Parent the Termination Fee by wire transfer of immediately available funds to an account designated by Parent promptly but in no event later than: (x) for a termination described in clause (i) or (ii) above, one Business Day after the date of such termination; (y) for a termination described in clause (iii) above, prior to or concurrently with such termination; or (z) for a termination described in clause (iv) above, the date of the consummation of such Acquisition.

(c) In the event that either of Parent or the Company terminates this Agreement pursuant to Section 7.1(d) and the Termination Fee is not thereupon payable, then within one Business Day following Parent’s submission of reasonable documentation of such fees and expenses, the Company shall reimburse Parent for all of Parent’s fees and expenses not in excess of $5 million in connection with the evaluation and pursuit of the transactions contemplated by this Agreement, by wire transfer of immediately available funds to an account designated by Parent. The amount of any fees and expenses reimbursed by the Company to Parent shall be credited against any subsequent payment by the Company to Parent of the Termination Fee pursuant to Section 7.3(b).

(d) The Company acknowledges that (i) the agreements contained in Sections 7.3(b) and 7.3(c) are an integral part of the transactions contemplated by this Agreement, (ii) the amount of, and the basis for payment of, the fees and expenses described therein is reasonable and appropriate in all respects, and (iii) without this agreement, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the fees and expenses due pursuant to Sections 7.3(b) and/or 7.3(c), and, in order to obtain such payment, Parent makes a claim that results in a judgment for the amounts set forth in Sections 7.3(b) and/or 7.3(c), the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount set forth in Sections 7.3(b) and/or 7.3(c) at the prime rate of Bank of America, N.A. in effect on the date such payment was required to be made hereunder. Payment of the fees described in Sections 7.3(b) shall constitute the sole and exclusive remedy of Parent and its Affiliates in connection with any termination of this Agreement in the circumstances in which such fees became payable. In the event that Parent shall receive the Termination Fee, the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent or any of its Affiliates in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent or any of its Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any of its Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination. All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to Parent’s account set forth on Schedule 7.3(c) or such other account as shall be specified by Parent prior to any termination of this Agreement.

(e) For the purposes of this Agreement, an “Acquisition” shall mean any of the following transactions (other than the transactions contemplated by this Agreement); (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 60% of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereto, (ii) a sale or other disposition by the Company or its Subsidiaries of assets (in a transaction or series of transactions) representing in excess of 40% of the aggregate fair market value of the assets of the Company and its Subsidiaries immediately prior to such sale, or (iii) the acquisition by any Person or Group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 40% of the voting power of the then outstanding shares of Company Common Stock.

(f) The parties hereto acknowledge and agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

7.4 Amendment. Subject to applicable Legal Requirements, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after the Company Stockholder Approval has been obtained; provided, after the Company Stockholder Approval has been obtained, no amendment shall be made which by law or in accordance with the rules and regulations of NASDAQ requires further approval by such stockholders without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Sub and the Company.

7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, except that Parent may not extend for the benefit of Sub and vice versa, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The agreement of Parent to any extension or waiver shall be deemed to be the agreement of Sub to such extension or waiver. Delay in exercising any right under this Agreement shall not constitute a waiver of or estoppel with respect to, such right.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Non-Survival of Representations and Warranties. If the Merger is consummated, the representations and warranties of the Company and Parent and Sub contained in this Agreement and the other agreements, certificates and documents contemplated hereby shall expire and be of no further force or effect as of the Effective Time, and only such covenants and agreements of Parent and the Company in this Agreement and the other agreements, certificates and documents contemplated hereby that by their terms survive the Effective Time shall survive the Effective Time.

8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on (i) the date of delivery, if delivered personally or by commercial delivery service, or (ii) on the date of confirmation of receipt (or the next Business Day, if the date of confirmation of receipt is not a Business Day), if sent via facsimile (with confirmation of receipt), to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(i)	if to Parent, to:

Cisco Systems, Inc.
170 West Tasman Drive
San Jose, CA 95134
Attention: General Counsel
Facsimile No.: (408) 525-4757
Telephone No.: (408) 526-4000

with a copy (which shall not constitute notice) to:

Fenwick & West LLP
801 California Street
Mountain View, CA 94041
Attention: Douglas Cogen
Andrew Luh
Facsimile No.: (650) 938-5200
Telephone No.: (650) 988-8500

(ii)	if to the Company, to:

Starent Networks, Corp.
30 International Place
Tewksbury, MA 01876
Attention: Chief Executive Officer
Facsimile No.: (978) 640-6825
Telephone No.: (978) 851-1100

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attention: Mark G. Borden
Jay E. Bothwick
Jeffrey A. Hermanson
Facsimile No.: (617) 526-5000
Telephone No.: (617) 526-6000

8.3 Interpretation.

(a) When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of, or an Exhibit to this Agreement unless otherwise indicated. Except in the case of Schedule 7.3(c), when a reference is made to a Schedule, such reference shall be to a Schedule to the Company Disclosure Letter. Where a reference is made to a Legal Requirement, such reference is to such Legal Requirement as amended. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “provided to,” “furnished to,” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a correct and complete paper copy of the information or material referred to has been delivered to the party to whom such information or material is to be provided. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.

(c) The one percent (1.0%) threshold established by the parties with respect to the Company’s capitalization in Section 6.3(a) hereof shall not, in and of itself, constitute an economic benchmark for determining whether any Effect shall be deemed to be material in relation to the Company and its business or shall be deemed to constitute a Material Adverse Effect on the Company.

8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart.

8.5 Entire Agreement; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, and the Company Disclosure Letter, (i) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, and (ii) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder, except as otherwise expressly set forth in Section 5.13. For the avoidance of doubt, Section 5.10 shall be construed as a statement of general intent only.

8.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Parent may assign this Agreement to any direct or indirect wholly-owned subsidiary of Parent without the prior consent of the Company; provided, however, that Parent shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

8.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto shall use their commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.8 Remedies Cumulative; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement, without any requirement to post a bond or other security, and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.2 or in such other manner as may be permitted by applicable Legal Requirements, shall be valid and sufficient service thereof.

8.10 Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement and each Exhibit attached hereto, the application of any Legal Requirement, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

8.11 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized.

CISCO SYSTEMS, INC.

By:	/s/ NED HOOPER
Name:	Ned Hooper
Title:	Chief Strategy Officer

BARCELONA ACQUISITION CORP.

By:	/s/ NED HOOPER
Name:	Ned Hooper
Title:	President and Chief Executive Officer

STARENT NETWORKS, CORP.

By:	/s/ ASHRAF M. DAHOD
Name:	Ashraf M. Dahod
Title:	President and CEO

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]